Form 10-K, Exhibit 13
period 1993-12-31
KEMPER CORP
filed 1994-03-30
CIK 55195

EXHIBIT-13

RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

Total operations

Kemper Corporation (including discontinued operations) recorded net income of $235.5 million for 1993, compared with a net loss of $203.4 million in 1992 and net income of $204.5 million in 1991. The improvement in results for 1993, compared with 1992, was primarily attributable to the gains recognized on dispositions of discontinued operations, which more than offset real estate-related losses, as well as improved operating results in the asset management, life insurance and securities brokerage segments.
The net loss in 1992 primarily reflected real estate-related losses. (See Investments beginning on page 29.)

Operating earnings totaled $115.5 million in 1993, compared with $37.3 million and $202.1 million in 1992 and 1991, respectively. Asset management earnings rose in all three years. Although all segments other than real estate showed improvements in 1993 over 1992, life insurance accounted for most of the increase in the company's operating earnings.

Real estate joint venture operating losses adversely affected the life insurance segment in 1992 and the real estate segment in 1993 and 1992. The securities brokerage segment's operating earnings were reduced by litigation-related expenses in both 1993 and 1992 and tax adjustments in 1992. As reflected in the table below, results for 1993 and 1992 include adjustments to reflect the cumulative effect of changes in accounting principles.

Stockholders' equity totaled $1.62 billion at December 31, 1993, compared with $1.77 billion and $1.84 billion at year-end 1992 and 1991, respectively. The 1993 decrease in nominal dollar value of stockholders' equity was due to the company's acquisition of approximately 17.4 million shares of its common stock valued at $610.2 million in exchange for the stock of the company's reinsurance and risk management subsidiaries. This acquisition of treasury stock was offset in part by the issuance of $260.0 million of preferred stock and $29.0 million of common stock, net income of $235.5 million and an increase in unrealized appreciation on investments of $40.6 million. The 1992 decrease in stockholders' equity primarily reflected the year's net loss, which was partially offset by $71.5 million of unrealized appreciation on investments.

Summary of income (loss) by category
(in millions)
                           1993                                        1992                                      1991
                  Operating                              Operating
                   earnings(1)          Realized    Net   earnings(1)          Realized     Net                 Realized     Net
                     before    SFAS   investment income     before     SFAS  investment   income  Operating   investment  income
                   SFAS 109    109(2) results(4)  (loss)  SFAS 106    106(3)  results(4)   (loss)  earnings(1) results(4)  (loss)
Asset management     $ 98.2  $ 0.9    $     -    $ 99.1     $ 90.3   $ (2.0)    $   -     $ 88.3     $ 85.0     $     -   $ 85.0
Life insurance         87.5    2.7      (10.4)     79.8       46.2     (1.3)     (70.4)    (25.5)      92.7       (46.9)    45.8
Securities brokerage    1.8   (5.5)         -      (3.7)     (28.4)   (10.0)         -     (38.4)       6.2           -      6.2
Real estate           (53.6)  (5.7)    (198.4)   (257.7)     (34.2)     -       (174.9)   (209.1)     (19.4)      (21.4)   (40.8)
Other                 (25.7)  (4.3)      11.2     (18.8)     (28.8)    (1.2)         -     (30.0)     (17.5)       (2.6)   (20.1)
  Continuing
  operations          108.2  (11.9)    (197.6)   (101.3)      45.1    (14.5)     (245.3)  (214.7)     147.0       (70.9)    76.1
Discontinued
operations              4.8   14.4      317.6     336.8       19.2    (12.5)        4.6     11.3       55.1        73.3    128.4
  Total              $113.0  $ 2.5    $ 120.0    $235.5     $ 64.3   $(27.0)    $(240.7) $(203.4)    $202.1        $2.4   $204.5



(1) Net income (loss) excluding realized investment results.
(2) Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards (SFAS) 109, which changed the method of accounting for deferred income taxes.
(3) Effective January 1, 1992, the company adopted SFAS 106, which changed the method of accounting for certain postretirement benefits.
(4) See the table on page 53 in the note captioned Invested assets and related income.


Book value per common share increased to $38.24 at December 31, 1993, compared with $33.77 and $37.92 at year-end 1992 and 1991, respectively. The increase in 1993 primarily reflects the reduced number of outstanding common shares and the company's net income.

Net income (loss) per share in the following segment discussions is on a primary basis.

Asset management

The asset management segment principally consists of Kemper Financial Services, Inc. (KFS) and its subsidiaries, including Kemper Asset
Management Company, Kemper Service Company (KSVC) and INVEST Financial Corporation.

Selected financial highlights
(in millions, except per share data)       Year Ended December 31
                                      1993        1992        1991
Statement of Income
Investment management fees          $238.3      $223.5      $194.7
Commission income                     99.3       117.7        91.4
Distribution and redemption fees      75.0        75.6       100.1
Transfer agent revenue                68.8        55.4        45.3
Investment and other income           34.3        52.9        60.9
     Total revenue                   515.7       525.1       492.4
Operating expenses                   293.8       297.1       246.0
Commission expense                   113.5       130.6        98.0
Deferral of mutual fund
commissions and sales expense        (71.1)      (79.8)      (35.4)
Amortization of deferred mutual
fund commissions and sales expense    48.0        40.0        54.4
     Total expenses                  384.2       387.9       363.0
Earnings before income tax           131.5       137.2       129.4
Income tax                            33.3        46.9        44.4
     Income before changes in
     accounting                       98.2        90.3        85.0
Changes in accounting                  0.9        (2.0)          -
     Net income                     $ 99.1      $ 88.3      $ 85.0
Net income per share                $ 2.31      $ 1.81      $ 1.77


The asset management segment's net income in 1993 rose primarily because of increased revenue from investment management fees and transfer agent fees. These revenue increases were offset by lower commission income and investment and other income. In addition, the effective tax rate for 1993 was reduced by the reassessments of certain tax issues totaling $13.0 million.

In 1992, net income rose because of increased management fee revenue, higher commission income and lower amortization of deferred mutual fund acquisition costs. The 1992 revenue increase was largely offset by higher commission expense, net of deferral and operating expenses.

The 1993 and 1992 increases in investment management fees are primarily attributable to the growth in bond and stock funds, which have higher margins than money market funds. In 1993, commission income decreased $18.4 million after increasing $26.3 million in 1992, a year when asset management operations earned record commissions from strong sales of traditional load mutual funds. Distribution and redemption fee revenue decreased in 1993 and 1992, compared with 1991, primarily due to the 1991 decision to lower such fees on KFS's spread-load (12b-1) mutual fund products. Included in distribution and redemption fees are net administrative service fees received by KFS from the Kemper mutual funds.

Transfer agent revenue in 1993 and 1992 increased primarily due to a rise in the number of mutual fund shareholder accounts and related transaction activity. The 1993 amount included $5.2 million in revenue from individual retirement accounts (IRAs). Previously, the IRA fiduciary fees were retained by Investors Fiduciary Trust Company, a 50 percent-owned investee of KFS. In 1992, KSVC increased its transfer agent fee rates, which generated increased revenue over 1991.

Certain affiliates in the securities brokerage and life insurance segments reduced their use of data processing and operations services of KSVC late in 1992. As a result, other income in 1993 declined approximately $13.6 million from 1992 and $16.4 million from 1991. Such decreases were partially offset by reductions in related operating expenses.

Operating expenses decreased by $3.3 million in 1993, compared with 1992. Included in 1993 operating expenses is a $10.0 million charge for the settlement of certain legal proceedings related to option trading activity in 1987. Operating expenses in 1993 decreased from 1992 because of the above-mentioned KSVC services reduction, lower data processing maintenance expenses and reduced advertising and sales promotion expenses. Advertising and promotional expenses decreased $9.9 million in 1993, compared with 1992 when the company was heavily promoting its no-load mutual fund business managed by Selected Financial Services, Inc. (Selected), a KFS subsidiary. A new manager of these funds was appointed effective May 1, 1993. The loss related to Selected, whose operations were closed in 1993, totaled approximately $2.0 million after tax. Selected generated approximately $6.7 million of net losses in the company's asset management results during 1992 and net income of $1.0 million in 1991.

In 1993, personnel expenses increased approximately $8.6 million in part due to increased staffing for real estate investment management, transfer agent operations and systems development. The increase in systems development costs reflects KSVC's efforts to internalize shareholder accounting for the transfer agent function to reduce future costs. Overall, however, KFS reduced its employee count by 8.3 percent in 1993. Operating expenses were higher in 1992 than in 1991, primarily reflecting new product and service initiatives resulting in higher personnel, data processing and promotional costs.

Commission expense in 1993 decreased $17.1 million from 1992 due to lower sales, with a similar decrease in the deferral of such mutual fund commissions and sales expense. The 1992 increase of $32.6 million in commission expense over 1991, which was principally due to strong sales of spread-load mutual funds, was largely offset by the deferral of related mutual fund commissions and sales expense. Amortization of deferred mutual fund commission and sales expense increased $8.0 million in 1993 over 1992 due to the increased sales of spread-load mutual funds in 1992. Such expenses decreased $14.4 million in 1992 from 1991. Approximately $8.3 million of the 1992 decline reflected improved retention of spread-load mutual fund assets, which resulted in a shift in the amortization of such deferred costs to later years in the amortization period. Both 1993 and 1992 reflected reductions in amortization expense, compared with 1991, as there was a significant decrease in amortization for the high sales years of 1985 and 1986.

Assets under management

(in billions)                                   At December 31
                                     1993         1992         1991
Mutual funds:
     Bond                           $ 25.7       $ 24.6       $ 21.5
     Stock                             9.4          8.4          6.5
     Money market                     12.3         15.1         17.6
Investment advisory                    4.7          4.3          4.5
Kemper Corporation
affiliates(1)                          9.8         10.7         10.3
Kemper National Insurance
Companies(2) and other                 7.4          6.2          5.5
     Total                          $ 69.3       $ 69.3       $ 65.9

[FN]

(1) The 1993 decline in assets managed for Kemper Corporation affiliates reflects the loss of $0.7 billion of the invested assets of divested primary property-casualty insurance companies.
(2) The Kemper National Insurance Companies consist of the company's former affiliate, Lumbermens Mutual Casualty Company (Lumbermens) and Lumbermens' affiliates, including since August 1993 the company's former subsidiary, Kemper Reinsurance Company. Prior periods have been restated. (See Discontinued operations on page 28.)

Bond and stock mutual fund assets under management increased $2.1 billion in 1993 over 1992 due to investment performance and $0.7 billion of sales, net of redemptions. The increase of $5.0 billion in 1992 over 1991 was primarily due to strong sales. In 1993, sales of bond mutual funds, particularly taxable bond funds, and sales of stock mutual funds fell from the record 1992 levels. Assets under management also reflected the 1993 loss of approximately $1.0 billion of assets (primarily stock mutual funds) previously managed by Selected.

While sales of bond and stock mutual funds in 1993 exceeded sales levels prior to 1992, they represented a smaller percentage of industrywide sales based on Investment Company Institute (ICI) data. The company's share of the industry's non-money market fund assets was 2.19 percent at December 31, 1993, compared with 2.77 percent and 3.05 percent at December 31, 1992 and 1991, respectively. The decrease in market share primarily reflects increasing competition from securities brokerage and advisory firms, as well as financial institutions, all emphasizing sales of their proprietary products. In addition, market share was impacted by mutual fund performance in an environment adverse to KFS's growth stock orientation as well as the increased number of new competitor funds.

During 1993 and 1992, in the low interest rate environment, Kemper money market fund assets decreased, compared with year-end 1991. Late in 1993, a nonaffiliated broker withdrew its $1.5 billion money market account. Based on ICI data, the company's money funds' market share declined to 2.18 percent at December 31, 1993, from 2.72 percent and 3.21 percent at December 31, 1992 and 1991, respectively, due in part to the loss of the previously mentioned account and to increased competition.

The asset management industry is becoming increasingly competitive, with banks and brokerage firms offering proprietary products and with the proliferation of products being offered in the marketplace. Individuals are assuming greater control over their savings and retirements and are placing greater emphasis on asset allocation and controlling risk. The company has adopted certain business strategies to address these competition issues, such as brand name marketing emphasizing long-term investment performance, distribution through diversified channels, and cost control and improved service through internalization of its shareholder accounting system (scheduled for completion in late-1994). The company is continuing to expand its product line to satisfy the needs of its customers.

Life insurance

The life insurance segment consists of Federal Kemper Life Assurance Company and Kemper Investors Life Insurance Company.

Selected financial highlights
(in millions, except per share data)        Year Ended December 31
                                          1993        1992       1991
Statement of Income
Investment income                      $ 500.5     $ 568.6    $ 675.4
Premium revenue                          157.7       135.9      123.9
Other income                              79.0        79.7       75.2
Realized investment loss                 (10.7)      (95.8)     (71.1)
     Total revenue                       726.5       688.4      803.4
Benefits to policyholders                514.3       598.1      639.4
Commissions, taxes, licenses
and fees                                  76.2        98.7       98.6
Operating expenses                        51.4        72.7       76.9
Deferral of policy
acquisition costs                       (104.5)     (124.3)    (127.9)
Amortization of deferred
policy acquisition costs                  60.4        66.8       47.8
    Total benefits and expenses          597.8       712.0      734.8
Earnings (loss) before
income tax                               128.7       (23.6)      68.6


Income tax                                51.6         0.6       22.8
     Income (loss) before changes
     in accounting                        77.1       (24.2)      45.8
Changes in accounting                      2.7        (1.3)         -
     Net income (loss)                  $ 79.8     $ (25.5)    $ 45.8
Realized investment loss,
net of tax                              $(10.4)    $ (70.4)    $(46.9)
Operating earnings                      $ 90.2     $  44.9     $ 92.7
Per share:
     Operating earnings                 $  2.10    $    .92    $  1.92
     Net income (loss)                  $  1.86    $   (.52)   $   .92


The life insurance segment reported improved net income in 1993, compared with both 1992 and 1991. The improvement in 1993 was primarily the result of lower realized investment losses, increases in spread income, favorable mortality results and reductions in operating expenses. The net loss in 1992, compared with net income in 1991, reflects reduced investment income as well as increased realized investment losses.

The segment's after-tax realized investment losses included real estate-related losses of $65.8 million, $74.3 million and $60.3 million for 1993, 1992 and 1991, respectively, and after-tax write-downs and restructurings of certain below investment-grade securities totaling $17.2 million, $27.5 million and $57.3 million for 1993, 1992 and 1991, respectively. These losses were offset somewhat by other realized investment gains, primarily from the sale of fixed maturities, of $72.6 million, $31.4 million and $70.7 million in 1993, 1992 and 1991, respectively. (See Investments beginning on page 29.)

Operating earnings for the life insurance segment improved in 1993, compared with 1992, primarily due to increased spread income as crediting rates declined at a faster rate than the decline in investment income. Following a strategy implemented during 1992, the life insurance segment continued to reduce crediting rates on its fixed annuity and interest-sensitive life insurance products. Such reductions in crediting rates occur on a gradual basis and can improve operating earnings over time. Investment income was negatively impacted in 1993 and 1992, compared with 1991, by lower investment yields on new money, a shift to higher-quality, lower-yielding investments, foregone income on nonperforming investments and reinsurance transactions in 1992 and 1991. These transactions involved the transfer of over $900 million of policyholder liabilities and the related invested assets. (See note captioned Reinsurance on page 65.) Mitigating these factors somewhat were the benefits from capital contributions of $70.0 million in 1993 and $205.8 million in 1991, as well as sales of certain real estate-related assets to the company's real estate subsidiaries totaling $447.1 million in 1993 and $192.3 million in 1992.

Premium revenue increased in each of the last three years due to increasing renewal premiums on term life products despite declining sales of new term life products. Surrender charge revenue was $11.8 million in 1993, compared with $11.5 million and $15.2 million in 1992 and 1991, respectively. The lower level in 1993 and 1992 reflected a reduction in policyholder withdrawals, compared with 1991, in part due to the segment's higher-quality invested assets and generally better industry conditions. Policyholder withdrawal activity in the general account increased only slightly during 1993, compared with 1992, primarily as a result of the planned reductions in crediting rates. Included in other income are ceding commissions of $12.0 million and $10.0 million in 1992 and 1991, respectively, resulting from the previously mentioned reinsurance transactions. Also included in other income are administrative fees received from the segment's separate account (variable annuity) products of $18.1 million in 1993, compared with $14.3 million and $9.9 million in 1992 and 1991, respectively. Administrative fee revenue increased in 1993 and 1992 due to increases in separate account assets.

Operating expenses in 1993 declined by approximately 29 percent, compared with 1992. The reduction was a result of continued expense control and the integration of the two life insurance subsidiaries' operations and management beginning in early 1992.

Commissions, taxes, licenses and fees and the deferral of policy acquisition costs were lower in 1993, compared with 1992, reflecting lower annuity sales. The amortization of policy acquisition costs increased during 1993 and 1992 primarily as a result of a higher level of nonperforming real estate-related assets. This reduced the present value of future estimated gross profits, thereby accelerating the amortization of policy acquisition costs. In addition, 1992 and 1991 included approximately $22.5 million and $3.9 million of additional amortization, respectively, from the previously mentioned reinsurance transactions.

Total life insurance in force grew to $91.3 billion at December 31, 1993, compared with $84.2 billion and $73.4 billion at year-end 1992 and 1991, respectively. Sales of term and other life products include both renewal premiums and new product sales. The segment issued new life insurance business in 1993 of $17.5 billion in face amount, down from $21.5 billion in 1992, due in part to competitive conditions. The decrease in general account annuity sales reflects the company's continuing strategy to direct its sales efforts toward separate account products, which pose minimal investment risk for the company and increase administrative fees earned. Reflecting this strategy, the separate account sales for 1992 more than doubled the 1991 level. These sales, however, declined in 1993 from the 1992 level primarily due to competitive conditions, in part reflecting the life insurance subsidiaries' strength and performance ratings.

To address its competition, the company has adopted certain business strategies. These include additional reductions of real estate-related assets; continued focus on existing and new term and variable annuity products; distribution through diversified channels, with new emphasis on INVEST's financial institution clients and Kemper Securities, Inc.'s retail base; and ongoing efforts to continue as a low-cost provider of insurance products and high-quality services to agents and policyholders through the use of technology.


Life insurance sales
(in millions)                      Year Ended December 31
                                  1993           1992            1991
Annuities:
     General account           $ 322.2      $   572.7       $   720.1
     Separate account            263.7          275.9           113.9
       Total annuities           585.9          848.6           834.0
Life insurance:
     Term and other              153.0          148.7           138.9
     Interest-sensitive           79.2           79.7            78.5
       Total life insurance      232.2          228.4           217.4
            Total sales        $ 818.1      $ 1,077.0       $ 1,051.4

Since year-end 1990, the company has taken many steps to improve the financial strength and competitive marketing position of its life insurance subsidiaries. These steps included adjustments in crediting rates; reductions in below investment-grade securities; a strategy not to embark on new real estate projects; additional provisions for real estate-related losses; sales of $639.4 million of certain real estate-related investments to the company's real estate subsidiaries; third-party sales and refinancings of certain mortgage loans; approximately $900 million in annuity reinsurance transactions with an affiliated mutual life insurance company; a parental guarantee of any indebtedness; and capital contributions of $275.8 million. The statutory surplus ratio for the segment improved to 9.2 percent at December 31, 1993, from 7.9 percent at December 31, 1992 and 1991 and 5.4 percent at year-end 1990.

Securities brokerage

The securities brokerage segment primarily consists of Kemper Securities, Inc. (KSI).

Selected financial highlights
(in millions, except per share data)        Year Ended December 31
                                   1993           1992            1991
Statement of Income
Commissions                      $467.0        $ 469.2          $430.5
Interest and dividend income       74.1           80.9            94.5
Securities gains, net              42.6           41.2            40.6
Investment banking fees            24.5           28.3            20.5
Other income                       65.5           57.9            77.6
     Total revenue                673.7          677.5           663.7
Production-related
compensation                      262.1          270.8           250.2
Other operating expenses          366.2          381.2           343.4
Interest expense                   46.9           53.0            63.6
     Total expenses               675.2          705.0           657.2
Earnings (loss) before
income tax                         (1.5)         (27.5)            6.5
Income tax
expense (benefit)                  (3.3)           0.9             0.3
     Income (loss) before
     changes in accounting          1.8          (28.4)            6.2
Changes in accounting              (5.5)         (10.0)              -
     Net income (loss)           $ (3.7)       $ (38.4)          $ 6.2
Net income (loss)
per share                        $ (0.8)       $   (.79)         $  .13


The segment's net losses for 1993 and 1992 include supplemental additions to the segment's litigation reserves of $19.8 million after tax and $13.2
million after tax, respectively.   The legal accrual additions were based
upon management's evaluation of pending legal matters in light of
then-current information.   Results in 1992 also included an $11.0 million
federal tax expense for various tax issues. Excluding the supplemental legal accruals and the cumulative effect of changes in accounting principles in both periods and the 1992 tax expense, net income for 1993 was $21.6 million, compared with a net loss of $4.2 million in 1992 and net income of $6.2 million in 1991. The 1993 improvement in profitability was a result of continued participation in the strong markets, increased productivity of KSI's investment consultants, management's ongoing focus on KSI's core retail brokerage business and a cost reduction program, which included substantial reductions in support and other staff.

Total securities brokerage revenue decreased $3.8 million in 1993 from the $677.5 million level in 1992. Commissions increased $38.7 million in 1992 over the 1991 level due to improved market conditions and increased productivity of the retail sales force. Commissions in 1993 approximated the 1992 level as a 14 percent increase in commission per investment consultant (registered representative) offset a decrease in the number of investment consultants. The company believes the number of investment consultants decreased primarily due to rumors that KSI was for sale. In mid-1993, the company reinforced, through public statements, compensation arrangements and a new companywide management structure, its commitment to the securities brokerage operations as a core distributor of the company's financial and insurance products.

To further increase revenue both for the segment and from the financial and insurance products of the asset management and life insurance segments, the company adopted certain business strategies. These include, in addition to KSI's ongoing retail focus, more coordination of the company's distribution functions at both INVEST and KSI and an emphasis on increasing KSI's client asset base. At year-end 1993, KSI's client accounts totaled approximately $34 billion, of which $7 billion represented assets managed by KFS.

A decrease in interest and dividend income in 1993 of $6.8 million, compared with 1992, was largely offset by a corresponding decrease in interest expense of $6.1 million. These reductions are attributable to lower interest rates and the disposition of mortgage-backed securities and related bonds. Interest and dividend income decreased $13.6 million in 1992, compared with 1991, primarily due to lower interest rates. Net securities gains remained stable in all three years, reflecting inventory risk control and favorable market conditions.

Investment banking fees decreased $3.8 million in 1993 due to management's decision to reorganize its investment banking operations. Investment banking fees had increased $7.8 million in 1992 over 1991 as a result of increased activity industrywide and KSI's greater level of participation in corporate and public finance offerings. Other income in 1993 increased by $7.6 million over 1992 primarily due to additional fees from retail accounts. Other income in 1992 decreased $19.7 million from 1991 as KSI focused its business on retail clients.

Total expenses decreased $29.8 million in 1993, compared with 1992. Excluding the pretax supplemental legal charges of $30.0 million and $20.0 million in 1993 and 1992, respectively, total expenses decreased $39.8 million in 1993, compared with 1992, largely as a result of KSI's focus on cost containment. Including the previously mentioned legal reserve charges, litigation-related expenses in 1993 increased $5.4 million over 1992, after increasing $28.4 million in 1992 over 1991. As announced early in 1994, this segment settled certain significant litigation matters within established reserves.

Production-related compensation decreased $8.7 million in 1993, compared with 1992, primarily reflecting the reorganization of the investment banking operations. Changes in retail product mix combined with continued standardization of institutional payout allowed commission expense to decrease even though commission revenue remained stable. Production-related compensation had increased $20.6 million in 1992 over 1991 due to increased compensation for retail and institutional sales personnel resulting from higher commission revenue.

Other operating expenses declined $15.0 million in 1993 from 1992 mainly because non-production-related compensation and benefits decreased $7.8 million from 1992. Employee benefit costs for 1993 include an accrual of $4.8 million for a supplemental retirement plan contribution as part of a new equity participation program. In 1993, professional services expense decreased $5.6 million, promotional expense decreased $2.6 million, and other expenses decreased $5.0 million, reflecting cost control efforts. Other operating expenses increased $37.8 million in 1992 from 1991, primarily due to the previously mentioned litigation-related expenses. Promotional expenses for 1992 increased $8.0 million over the 1991 level, as KSI focused on its retail clients. Consolidation of operational and administrative functions resulted in increased severance costs of $4.4 million in 1992.

Real estate

Subsidiaries within the real estate segment were part of the company's other operations and corporate category in 1992 and 1991. The 1992 and 1991 amounts have been restated to reflect 1993 classifications.


Selected financial highlights
(in millions, except per share data)     Year Ended December 31
                                    1993          1992          1991

Statement of Income
Joint venture operating losses  $  (81.4)     $  (56.3)      $ (27.6)
Investment income and other          6.5          10.9           2.6
Realized investment loss          (263.1)       (263.9)        (32.5)
     Total revenue                (338.0)       (309.3)        (57.5)
Operating expenses                   4.0           6.7           2.1
Interest expense                     4.1           0.8           2.0
     Total expenses                  8.1           7.5           4.1
Loss before income
tax benefit                       (346.1)       (316.8)        (61.6)
Income tax benefit                 (94.1)       (107.7)        (20.8)
     Loss before changes
     in accounting                (252.0)       (209.1)        (40.8)
Changes in accounting               (5.7)
     Net loss                   $ (257.7)     $ (209.1)      $ (40.8)
Realized investment loss,
net of tax benefit              $ (198.4)     $ (174.9)      $ (21.4)
Operating loss                  $  (59.3)     $  (34.2)      $ (19.4)
Per share:
     Operating loss             $  (1.39)     $   (.70)      $  (.40)
     Net loss                   $  (6.02)     $  (4.28)      $  (.85)


Equity investments in certain joint ventures were accounted for in the insurance company subsidiaries in first-half 1992 before the equity was transferred to real estate subsidiaries. The segment's acquisition of these assets, along with the company's treatment of certain loans as equity investments in real estate (see Other real estate-related investments on page 32), accounted for most of the difference between the joint venture operating losses of $81.4 million in 1993 and $56.3 million in 1992. In addition, the real estate subsidiaries, as equity owners in most of the company's joint ventures, reported higher operating losses for 1993 and 1992 due to a combination of operating factors, primarily related to adverse real estate market conditions in recent years. In 1993, the company began recognizing 100 percent of the operating results of certain joint ventures. Investment and other income decreased in 1993, with a similar decrease in operating expenses, as Kemper Real Estate Management Company became 50 percent owned and unconsolidated with the formation of a master limited partnership with Lumbermens. (See Real estate concentrations beginning on page 32.) Interest expense increased in 1993 primarily as a result of the increased amount of assets purchased by the segment during the year. (See the discussion of SFAS 114 in the note captioned Summary of significant accounting policies on page 48.)

The realized investment losses reflected higher reserves and write-downs in 1993 and 1992. The segment also realized a greater portion of the company's additions to its provision for real estate-related losses because of the real estate subsidiaries' increased holdings of recourse obligations, including certain guarantees in favor of the life insurance subsidiaries, and loans that are subordinate to loans by the life insurance subsidiaries. The company intends to reduce both its real estate operating losses and its total amount of real estate-related investments in the future through strategic sales or other dispositions of real estate assets. (See Real estate outlook on page 35.)

Discontinued operations

Discontinued operations primarily include the company's former primary property-casualty insurance, reinsurance and risk management subsidiaries, all of which were divested in 1993.

Net income for 1993 totaled $336.8 million, which includes gains on the sales of discontinued operations of $296.8 million. Net income from discontinued operations for 1992 and 1991 was $11.3 million and $128.5 million, respectively. (See note captioned Discontinued operations on page 54.)

Other operations and corporate

This category consists of the holding company income and expenses of both Kemper Corporation and Kemper Financial Companies, Inc., a 96 percent-owned downstream holding company.

The other operations and corporate category reported net losses before changes in accounting principles of $14.4 million and $28.7 million in 1993 and 1992, respectively. The loss was lower in 1993 primarily due to realized investment gains of $11.3 million, compared with zero in 1992.
The net loss for 1991 totaled $20.2 million.

INVESTMENTS
(continuing operations)

The company's invested assets predominately reflect investments of its life insurance and real estate subsidiaries. The company's principal investment strategy is to maintain a balanced, well-diversified portfolio supporting the insurance contracts written by its life insurance subsidiaries. The company's subsidiaries make shifts in their investment portfolios depending on, among other factors, the interest rate environment, liability durations and changes in market and business conditions.

Invested assets and cash
(in millions)                                  At December 31
                                           1993           1992
Cash and short-term
investments                          $  967   11.6%   $  541   7.2%
Fixed maturities:
  Investment-grade:
     NAIC(1) Class 1                  3,548   42.6     3,294  43.8
     NAIC(1) Class 2                  1,558   18.7       822  10.9
  Below investment-grade:(2)
     Performing                         227    2.7       327   4.3
     Nonperforming                        0    0.0        80   1.1
Equity securities                        99    1.2       106   1.4
Joint venture
mortgage loans                        1,053   12.6     1,264  16.8
Third-party mortgage loans              154    1.8       345   4.6
Other real estate-related
investments                             272    3.3       343   4.6
Other                                   447    5.5       400   5.3
     Total (3)                       $8,325  100.0%   $7,522 100.0%

(1) National Association of Insurance Commissioners (NAIC).
    -  Class 1 = A- and above
    -  Class 2 = BBB- through BBB+
(2) Excludes $171 million, or 2.0%, and $193 million, or 2.6%, at December 31, 1993 and 1992, respectively, of bonds carried in other real estate-related investments.
(3) See note captioned Financial instruments-off-balance-sheet risk on page 61.

The company is carrying its fixed maturity investment portfolio, which it considers available for sale, at estimated market value, with the aggregate unrealized appreciation or depreciation being recorded as a separate component of equity, net of any applicable income tax effect. The aggregate unrealized appreciation at December 31, 1993, was $120.6 million, net of tax, or $3.67 per share, compared with unrealized appreciation of $71.2 million, net of tax, or $1.44 per share, at December 31, 1992.
Market values are sensitive to movements in interest rates and other economic developments and can be expected to fluctuate, at times significantly, from period to period.

During each of the last three years, the company repositioned its fixed maturity investments and increased the relative and absolute levels of investment-grade fixed maturities and cash and short-term investments held. At December 31, 1993, investment-grade fixed maturities and cash and short-term investments accounted for 72.9 percent of the company's invested assets and cash, compared with 61.9 percent at December 31, 1992. Approximately 62 percent of the company's NAIC Class 1 bonds were rated AAA or equivalent at year-end 1993.

Approximately one-third of the company's investment-grade fixed maturities at December 31, 1993 and 1992, were mortgage-backed securities. These investments consist primarily of marketable mortgage pass-through securities issued by the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) and other investment-grade securities collateralized by mortgage pass-through securities issued by these entities. The company has not made any material investments in interest-only or other similarly volatile tranches of mortgage-backed securities. The company's mortgage-backed investments are generally of AAA credit quality.

Markets for the company's investments in mortgage-backed securities have been and are expected to remain liquid. The weighted average expected life of these investments was approximately five and one-half years at December 31, 1993, as derived from information on nationally recognized analytical and quotation services making markets in these securities. Inasmuch as most of these investments were purchased by the company at discounts, prepayment activity is not expected to result in any material losses to the company because any prepayment would generally accelerate the reporting of the discounts as investment income. Given the credit quality, liquidity and anticipated payment characteristics of the company's investments in mortgage-backed securities, the company does not believe that they present material risks.

Net investment income

The following table shows each segment's contribution to the company's net investment income:

Net investment income before taxes
(in millions)                           Year Ended December 31
                                        1993       1992      1991
Life insurance                        $500.5     $568.6    $675.4
Real estate                            (74.9)     (51.0)    (25.0)
Other and eliminations                   1.2        4.7       3.6
     Total                            $426.8     $522.3    $654.0
Investment yields:
     Life insurance                      6.48%      7.58%     9.06%
     Total                               5.39%      6.84%     8.56%

Included in pretax net investment income is the company's share of the operating losses from equity investments in real estate. The company's share of real estate operating results, which generally has been 50 percent, increased to 100 percent on certain of its equity investments beginning in 1993. The company's share of real estate operating losses (excluding write-downs) totaled $92.3 million, $72.6 million and $37.8 million in 1993, 1992 and 1991, respectively. The operating results consist of rental and other income less depreciation, interest and other expenses. Such operating results exclude interest expense on loans by the company which are on nonaccrual.

The company's pretax yields on its average invested assets are net of foregone investment income equal to 81 basis points for 1993 and 1992 and 72 basis points for 1991. The company's total foregone investment income before tax on both nonperforming fixed maturity investments and nonaccrual real estate-related investments was $62.0 million, $60.4 million and $53.5 million for 1993, 1992 and 1991, respectively. Foregone investment income from the nonaccrual of real estate-related investments is net of the company's share of interest expense on these loans excluded from the company's share of joint venture operating results. Based on total nonperforming securities and real estate-related investments on nonaccrual status at December 31, 1993, the company estimates foregone investment income in 1994 will decrease slightly compared with the 1993 level. Any increase in nonperforming securities, and either worsening or stagnant real estate conditions, would increase the expected adverse effect on the company's 1994 investment income and realized investment results.

The company believes that future net investment income, results of operations and cash flow will be affected by the company's current investment policy emphasizing investment-grade, lower-yielding securities and the reinvestment of new money at lower yields, as well as by real estate fundings treated as equity investments, nonaccrual real estate loans and joint venture operating losses. The company expects, however, that such adverse effects should be offset to some extent by certain advantages that it expects to realize over time from its other investment strategies, its life insurance product mix and its continuing cost control measures. Other mitigating factors include marketing advantages that could result from the company having lower levels of investment risk and earnings improvements from its life insurance operations' ability to adjust crediting rates on annuities and interest-sensitive life products over time.

Realized investment results

Reflected in the results from continuing operations are after-tax realized investment losses of $197.6 million, $245.3 million and $70.9 million for 1993, 1992 and 1991, respectively. (See note captioned Invested assets and related income beginning on page 51.) Real estate-related losses increased, reflecting declining valuations in the real estate portfolio. Fixed maturity write-downs decreased due to the increased quality of the company's fixed maturity portfolio. Other realized gains of $72.6 million, $31.4 million and $70.7 million in 1993, 1992 and 1991, respectively, were also taken in the life insurance segment.

Unrealized gains and losses on fixed maturity investments are not reflected in the company's results of operations. These changes in unrealized value are included as a separate component of stockholders' equity, net of any applicable income taxes. If and to the extent a fixed maturity investment suffers an other-than-temporary decline in value, however, such security is written down to net realizable value, and the write-down adversely impacts net income.

The company regularly monitors its investment portfolio and as part of this process reviews its assets for possible impairments of carrying value. Because the review process includes estimates, there can be no assurance that current estimates will prove accurate over time due to changing economic conditions and other factors.

For mortgage loans and other real estate-related investments, reserves are established when declines in collateral values, estimated in light of current economic conditions and calculated in conformity with SFAS 114, indicate a likelihood of loss. (See the discussion of SFAS 114 in the note captioned Summary of significant accounting policies on page 48.) The additions to the provision for real estate-related losses include increases to reserves on loans, write-downs to fair value of certain real estate-related assets and the company's share of write-downs by joint ventures.

A valuation allowance was established upon adoption of SFAS 109 to reduce the deferred tax asset for real estate-related investment losses to the amount that, based upon available evidence, is in management's judgment more likely than not to be realized. (See note captioned Income tax on page 57.)

Below investment-grade securities
(excluding real estate-related bonds)

At December 31, 1993, below investment-grade securities holdings (NAIC classes 3 through 6) decreased to 2.7 percent of cash and invested assets, compared with 5.4 percent at year-end 1992.

Below investment-grade securities are generally unsecured and often subordinated to other creditors of the issuers. These issuers may have relatively higher levels of indebtedness and be more sensitive to adverse economic conditions than investment-grade issuers. Over the last three years, the company significantly reduced its exposure to below investment-grade securities. This strategy takes into account the more conservative nature of today's consumer and the resulting demand for higher-quality investments in the life insurance marketplace. The company's below investment-grade holdings decreased through sales, maturities, restructurings, market value adjustments and write-downs.

At December 31, 1993, below investment-grade securities of approximately 13 issuers were held by the company's continuing operations. Write-downs and restructurings on below investment-grade securities in 1993 totaled $25.9 million pretax, compared with $29.9 million and $86.8 million in 1992 and 1991, respectively.

Real estate-related investments

The $1.48 billion real estate portfolio held by the company's continuing operations constituted 17.7 percent of cash and invested assets at December 31, 1993, down from 25.9 percent at December 31, 1992. The real estate portfolio consists of joint venture and third-party mortgage loans and other real estate-related investments. The majority of the company's real estate loans are on properties or projects where the company, Lumbermens or their respective affiliates have taken ownership positions in joint ventures with a small number of partners. (See notes captioned Unconsolidated investees and Concentration of credit risk on pages 55 and 56, respectively.)

As reflected in the table on the following page, the company has continued to fund both existing projects and legal commitments. The commitments were $636.8 million at December 31, 1993. This amount represented a net decrease of $134.2 million since year-end 1992, largely due to fundings in 1993. (The commitments also reflect an asset guarantee of $61.3 million related to the sale of Kemper Reinsurance Company. See note captioned Discontinued operations on page 54.) As of December 31, 1993, the company expects to fund approximately $294.8 million of these commitments, along with providing capital to existing projects. The commitments, along with estimated costs to complete, are considered in the company's evaluation of reserves and write-downs. (See note captioned Financial instruments' off-balance-sheet risk on page 61.)

Generally, at the inception of a real estate loan, the company anticipated that it would roll over the loan and reset the interest rate at least one time in the future, although the company is not legally committed to do so. As a result of the current weakness in the real estate markets and fairly restrictive lending practices by other lenders in this environment, the company expects that all or most loans maturing in 1994 will be rolled over, restructured or foreclosed.

Excluding the $78.2 million of real estate owned and a $94.7 million deficit in the company's net equity investments in joint ventures (see Other real estate-related investments on page 32), the company's real estate loans (including real estate-related bonds) totaled $1,496.0 million at December 31, 1993, after reserves and write-downs. Of this amount, $867.9 million are on accrual status. Of these accrual loans, 57.3 percent have terms requiring current periodic payments of their full contractual interest, 26.7 percent require only partial payments or payments to the extent of cash flow of the borrowers, and 16.0 percent defer all interest to maturity.

Other real estate-related investments

The company's real estate-related bonds, all of which are presently rated below investment-grade, were issued to the company by real estate finance or development companies generally to provide financing for the company's joint ventures for such purposes as land acquisition, construction/development, refinancing debt, interest and other operating expenses.

Like the bonds, the other real estate loans are notes receivable that generally are unsecured. These loans have provided financing to joint ventures for purposes similar to those funded by real estate-related bonds.

The deficit in equity investments in real estate at December 31, 1993, consists of $149.8 million of loans to Spanish projects (described on page
33), $55.6 million of unsecured loans to joint ventures treated as equity investments, a $237.3 million deficit in the company's net equity investments in joint ventures and reserves of $62.8 million. The deficit includes the company's share of periodic operating results. The deficit is considered in the company's evaluation of reserves and write-downs. The company, as an equity owner, has the ability to fund, and historically has elected to fund, operating requirements of certain joint ventures.

The company's real estate owned at December 31, 1993, includes $69.2 million of deeds in lieu of foreclosure and $9.0 million of certain purchased properties. Real estate owned at December 31, 1993, is net of $29.3 million of write-downs.

Real estate concentrations

The company's portfolio is distributed by property type and geographic location. Real estate markets have been depressed in recent periods in areas where most of the company's real estate portfolio is located. Approximately half of the company's real estate holdings are in California and Illinois. In California, real estate market conditions have continued to be worse than in many other areas of the country.


Real estate portfolio
(in millions)                             Mortgage loans          Other real estate-related investments
                                                                                    Real
                                         Joint        Third               Other    estate      Equity
                                         venture      party     Bonds     loans    owned       investments   Total
Balance at December 31, 1992             $1,263.6    $345.0     $196.5    $46.1    $95.0       $5.0         $1,951.2(1)
Additions (deductions):
Fundings                                    103.5       6.2       49.7     33.7     24.4      207.0            424.5
Interest added to principal                  34.4       2.8         .1      3.1        -          -             40.4
Retained from discontinued operations        40.6       9.0       14.9     30.9        -          -             95.4
Sales/Paydowns/Distributions               (105.3)    (95.5)     (46.8)   (17.5)   (56.4)     (18.6)          (340.1)
Mortgage refinancing(2)                    (184.5)    (77.7)         -     (3.8)       -          -           (266.0)
Maturities                                 (119.9)    (14.0)     (21.2)   (58.3)       -          -           (213.4)
Rollovers at maturity:
    Principal                               119.9      14.0       21.2      58.3       -          -            213.4
    Interest                                 20.1         -        1.7       9.8       -          -             31.6
Operating losses                                -         -          -         -       -      (92.3)           (92.3)
Transfers to real estate owned              (10.8)    (27.6)         -         -    38.4         -                -
Realized investment gains (losses)(3)      (152.2)    (13.0)     (43.8)     27.9   (12.1)    (167.6)          (360.8)
Other transactions, net                      44.0       4.7        1.9     (15.7)  (11.1)     (28.2)            (4.4)
Balance at December 31, 1993             $1,053.4    $153.9     $174.2    $114.5   $78.2     $(94.7)        $1,479.5(4)

[FN]

(1) Net of $491.2 million reserve and write-downs. Excludes $141.7 million of real estate-related accrued interest.
(2) Reflects cash received from a December 1993 third-party refinancing of loans.
(3) See note captioned Invested assets and related income beginning on page 51.
(4) Net of $744.1 million reserve and write-downs. Excludes $80.7 million of real estate-related accrued interest.

The company's real estate portfolio at December 31, 1993, also included $149.8 million of loans carried as equity investments in real estate (net of write-downs, foreign currency translations and cumulative operating losses) related to land for office and retail development and residential projects located in Spain. The Spanish projects represented approximately
10.1 percent of the company's real estate portfolio at December 31, 1993. These investments, which began in the late 1980s, accounted for $41.3 million of the December 31, 1993, off-balance-sheet commitments, which the company expects to fund, and $151.3 million of fundings during 1993.

Undeveloped land, including the Spanish projects, represented approximately
20.0 percent of the company's real estate portfolio at December 31, 1993. To maximize the value of certain land and other projects, additional development is proceeding or is planned. Such development of existing projects may continue to require substantial funding, either from the company or third parties. In the present real estate markets, third-party financing can require credit enhancing arrangements from the company. The values of development projects are dependent on a number of factors, including obtaining necessary permits and market demand for the permitted use of the property. There can be no assurance that such permits will be obtained as planned or at all, nor that such expenditures will occur as scheduled, nor that the company's plans with respect to such projects may not change substantially.

At December 31, 1993, the company's loans to and investments in projects with the Prime Group, Inc. or its affiliates, based in Chicago, represented approximately $506.7 million, or 34.3 percent, of the company's real estate portfolio (including the previously mentioned Spanish projects, which are Prime Group-related). (See note captioned Unconsolidated investees on page 55.) This amount includes $261.8 million in fundings during 1993. Prime Group-related commitments accounted for $419.0 million of the off-balance-sheet commitments at December 31, 1993, of which the company expects to fund $117.7 million.

Effective January 1, 1993, the company formed a master limited partnership
(MLP) with Lumbermens and its subsidiaries. The assets of the MLP consist of the equity interests each partner or its subsidiaries previously owned in projects with Peter B. Bedford or his affiliates (Bedford), a California-based real estate developer. As MLP partners, the company and Lumbermens have participated in funding certain cash needs of the Bedford-related projects. During 1993, the company provided $103.9 million of fundings to projects with Bedford. At December 31, 1993, these projects accounted for $145.7 million of the company's off-balance-sheet commitments, of which the company expects to fund $129.1 million. The company's equity interests in real estate that were affected by formation of the MLP are held almost entirely in the company's real estate segment. The MLP has reduced the company's share of the operating losses from Bedford-related ventures that the company would otherwise have recorded. The company records 50 percent of the operating results of the ventures held by the new partnership. Of the company's real estate portfolio at December 31, 1993, approximately $537.1 million, or 36.3 percent, represented loans to and investments in MLP-owned joint ventures.

[Map - Geographic Composition of Real Estate Portfolio as of December 31,
1993.]

Pursuant to agreements entered into in January 1994, Bedford transferred to the MLP and a Kemper affiliate all of Bedford's ownership interest in ventures in which Bedford, the company, Lumbermens and their respective subsidiaries previously shared ownership interests. Bedford was released from certain recourse liabilities owed to the MLP, the ventures, Lumbermens, the company and certain of their respective subsidiaries. Because the company's reserve methodology does not take any credit for such recourse and because the company in 1993 had already been recording 50 percent of the operating results of the related ventures, this transaction, which simplifies the management of the company's portfolio, does not have any material adverse impact on the company's results of operations or financial condition.

[Pie Chart- Distribution of Real Estate at December 31, 1993]

Real estate reserve and troubled real estate

The company monitors its real estate portfolio and identifies changes in the relevant real estate marketplaces, the economy and each borrower's circumstances. The company establishes its provisions for real estate-related losses on the basis of its valuations of the related real estate, estimated in light of current economic conditions and calculated in conformity with SFAS 114. The adoption of SFAS 114 in 1993 had no material effect on the financial statements. The company evaluates its real estate-related assets (including accrued interest) by estimating the probabilities of loss utilizing various projections that include several factors relating to the borrower, property, term of the loan, tenant composition, rental rates, other supply and demand factors and overall economic conditions. Because the company's real estate review process includes estimates, there can be no assurance that current estimates will prove accurate over time due to changing economic conditions and other factors.

The company's continuing operations' real estate reserve was allocated as follows:

Real estate reserve

(in millions)
               Joint venture   Third-party    Other real
                   mortgage      mortgage    estate-related
                      loans         loans       investments  Total

Balance at
12/31/91              $43.5         $14.9             $65.5  $123.9
1992 change
in reserve             53.5          (9.7)            180.5   224.3
Balance at
12/31/92               97.0           5.2             246.0   348.2
1993 change
in reserve             85.5          (5.2)             17.1    97.4
Ending balance
12/31/93             $182.5          $0.0            $263.1  $445.6


In addition to the reserve, the company's provision for real estate-related losses included cumulative write-downs totaling $317.0 million at December 31, 1993, and $143.1 million at December 31, 1992. The company's real estate reserve and write-downs increased in 1993 and 1992 primarily due to declining valuations in the company's real estate portfolio. The declining valuations in 1993 reflected the company's view, based on economic data then available, that there will be slower than previously anticipated economic growth in the future and therefore slower absorption of real estate, particularly undeveloped land. Due to the company's assessment for slower economic growth, the company's plans with respect to certain projects were changed to reflect deferrals of their commencement or completion.

Beginning with the fourth quarter of 1992, the company decided to reserve for its estimates of the entire current deficiency, based on net realizable values, on its loans, without regard to credit available from the values of other projects, collateral or guarantees. This decision recognized the effect of the continuing depression in the real estate markets, which has reduced the number of projects providing positive support to the real estate portfolio.

The following table is a summary of the company's troubled real estate-related investments (including discontinued operations):


Troubled real estate-related investments
(before reserves and write-downs)
(in millions)                    At December 31
                                1993          1992

Potential problem loans (1) $   20.2       $  254.0
Past due loans (2)               6.1            3.1
Nonaccrual loans (3)         1,127.8          823.8
Restructured loans (4)
(currently performing)          59.5          185.5
Real estate owned (5)          107.5          122.7
    Total                   $1,321.1(6)    $1,389.1

[FN]

(1) These are real estate-related investments where the company, based on known information, has serious doubts about the borrowers' abilities to comply with present repayment terms and which the company anticipates may go into nonaccrual, past due or restructured status.
(2)  Interest more than 90 days past due but not on nonaccrual status.
(3) The company does not accrue interest on real estate-related investments when the likelihood of collection of interest is doubtful. The increase in nonaccrual loans in 1993 primarily reflects movement from the potential problem loans category.
(4) The company defines a "restructuring" of debt as an event whereby the company, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor it would not otherwise consider. Such concessions either stem from an agreement between the company and the debtor or are imposed by law or a court. By this definition, restructured loans do not include any loan that, upon the expiration of its term, both repays its principal and pays interest then due from the proceeds of a new loan that the company, at its option, may extend (roll over).
(5) Real estate owned includes foreclosures, deeds in lieu of foreclosure and certain purchased property.
(6) Total reserves and cumulative write-downs are 57.7 percent of total troubled real estate-related investments and 34.0 percent of the company's total real estate portfolio before reserves and write-downs at December 31, 1993.

Real estate outlook

The company's real estate experience could continue to be adversely affected by overbuilding and weak economic conditions in certain real estate markets and by tight lending practices by banks and other lenders. Stagnant or worsening economic conditions in the areas in which the company has made loans, or additional adverse information becoming known to the company through its regular reviews or otherwise, could result in higher levels of problem loans or potential problem loans, reductions in the value of real estate collateral and adjustments to the real estate reserve. Potential accounting impacts from the company's real estate portfolio could be material to the invested asset portfolio and future results of operations.

Current conditions in the real estate markets are adversely affecting the financial resources of certain of the company's joint venture partners. Each partner, however, remains active in the control of its respective joint ventures. In evaluating a partner's ability to meet its financial commitments, the company considers the amount of all applicable debt and the value of all properties within that portion of the company's portfolio consisting of loans to and investments in joint ventures with such partner. In 1993, the company began recognizing 100 percent of the operating results of certain joint ventures. The additional operating results are being recorded primarily by the company's real estate subsidiaries, which are the equity holders in such ventures.

Based on the level of troubled real estate-related investments the company experienced in 1993 and 1992, the company anticipates additional foreclosures and deeds in lieu of foreclosure in 1994. Any consolidation accounting resulting from foreclosures would add the related ventures' assets and senior third-party liabilities to the company's balance sheet and eliminate the company's loans to such ventures.

Due to the adverse real estate environment affecting the company's portfolio in recent years, the company has devoted significant attention to its real estate portfolio, enhancing monitoring of the portfolio and formulating specific action plans addressing nonperforming and potential problem credits. Since 1991, the company has intensified its attention to evaluating the asset quality, cash flow and prospects associated with each of its projects.

The company is analyzing various potential transactions designed to reduce the level of real estate-related investments on the company's balance sheet. Specific types of transactions under consideration include loan sales, property sales, mortgage refinancings and real estate investment trusts.

Interest rates

Interest rate fluctuations primarily affect the life insurance segment.
The 1993 and 1992 interest rate environments were characterized by very low short-term rates and a steeply sloped yield curve.

When maturing or sold investments are reinvested at lower yields in a low interest rate environment, the company's life insurance subsidiaries can adjust their crediting rates on fixed annuities and other interest-bearing liabilities. However, competitive conditions and contractual commitments do not always permit the reduction in crediting rates to fully or immediately reflect reductions in investment yield, which can result in narrower spreads.

As discussed above, the lower interest rate environment contributed to a reduction in net investment income of the life insurance segment. Also, lower crediting rates on annuities have influenced certain clients to seek alternative products. The company mitigates this risk somewhat within its life insurance segment by charging decreasing surrender fees when annuity holders withdraw funds prior to maturity on certain annuity products.

Should interest rates rise, the life insurance subsidiaries' capital resources would be adversely impacted by reduced unrealized capital gains and possibly unrealized loss positions in their fixed maturity investments. The company expects, however, that this decline would be offset by a decrease in the present value of the life insurance subsidiaries' liabilities and that their fixed-rate annuity products sales could increase in a rising interest rate environment.

The company expects its asset management operations to continue to benefit from the current interest rate environment. Among the alternative products to which investors seeking total return and higher yields have been turning are bond and stock mutual funds. Should interest rates rise, the company would expect its money market product sales to increase.

LIQUIDITY AND CAPITAL RESOURCES

Kemper Corporation and each of its subsidiaries carefully monitor cash and short-term money market investments to maintain adequate balances for timely payment of claims, expenses and taxes. In addition, regulatory authorities establish minimum liquidity and capital standards for the asset management, life insurance and securities brokerage companies. The major ongoing sources of the company's liquidity are asset management fees, securities brokerage commissions, collateralized bank borrowings by the securities brokerage operations, collections of life insurance premium revenue, deposits for annuities and interest-sensitive life contracts, investment income, other operating revenue and cash provided from maturing or sold investments. (See Investments beginning on page 29.) Kemper Corporation also, from time to time, borrows funds and issues securities for cash. During 1993, the company also received $380.3 million in cash from the sales of discontinued property-casualty insurance operations.

Kemper Corporation receives interest on loans, dividends and payments for federal income tax from its subsidiaries. Distributions to the parent are restricted. (See note captioned Stockholders' equity' retained earnings on page 60.)

The parent has used its resources for dividends to stockholders, corporate interest and other holding company expenses, consolidated federal income tax payments, common stock repurchases (treasury stock), acquisitions of subsidiaries and additional investments in, or asset purchases from, subsidiaries. In 1993, the company provided $517.1 million in cash to the life insurance subsidiaries by purchasing from them $447.1 million of certain real estate-related investments and contributing $70.0 million to capital.

At December 31, 1993, Kemper Corporation had $164.0 million in cash and short-term investments. The company expects to use most of these funds for the purchases of real estate-related investments from the life insurance subsidiaries to maintain and improve their regulatory capital positions.

Policyholder deposits decreased to $412.4 million for 1993 from $645.3 million for 1992, and policyholder withdrawals increased to $711.3 million for 1993 from $691.9 million for 1992, primarily due to planned reductions in crediting rates on fixed-rate annuities as well as increased competition.

Debt
(in millions)                                    At December 31
                                               1993         1992

Short-term debt                              $349.2       $396.3
Long-term debt                                394.0        183.0
Convertible debentures
of subsidiary                                  45.7         78.9


Short-term debt

The company has outstanding short-term loans with banks and other creditors at interest rates that vary with short-term money market rates. Short-term notes payable by the securities brokerage operations principally consist of collateralized bank loans and totaled $325.1 million at December 31, 1993, compared with $200.1 million at December 31, 1992. The level of these borrowings fluctuates daily depending upon market activity and customer margin activity levels.

The company had $20.0 million due to banks at December 31, 1993, compared with $163.4 million at December 31, 1992. Also, the company repaid $32.0 million of its medium-term notes which matured during 1993.

The company renegotiated its committed lines of credit with certain banks effective November 1, 1993. The lines of credit total $325.0 million, with $162.5 million expiring November 1, 1994, and $162.5 million expiring November 1, 1996. These lines are unused and fully available. Interest rates would generally approximate short-term bank corporate rates.

The company previously had an $80 million line of credit from Lumbermens, which at December 31, 1993, was unused. On January 12, 1994, the company and Lumbermens mutually agreed to cancel this line of credit.

Long-term debt

On September 22, 1993, the company issued $200 million of 6.875% Notes Due 2003. The net proceeds were primarily used to repay short-term debt as the same became due.

Also included in long-term debt at December 31, 1993, are $65.5 million of medium-term notes and $110.75 million of 8.80% Notes Due 1998, all issued prior to 1992. (See note captioned Long-term debt and notes payable on page 60.)

Debt and insurance company ratings

Ratings have become an increasingly important factor in establishing the competitive position of life insurance companies. Rating organizations continue to review the financial performance and condition of life insurers and their investment portfolios, including those of the company's life insurance subsidiaries. Any reductions in Kemper Corporation's senior debt ratings could adversely impact the company's financial flexibility by limiting the company's access to capital or increasing its cost of borrowings. Any reductions in the life insurance subsidiaries' claims-paying ability or financial strength ratings could result in their products being less attractive to consumers.

Ratings reductions for Kemper Corporation or its subsidiaries and other financial events can also trigger obligations to fund certain real estate-related commitments to take out other lenders. In such events, those lenders can be expected to renegotiate their loan terms, although they are not contractually obligated to do so. Such circumstances could accelerate or increase the company's purchases of real estate-related assets from its regulated life insurance subsidiaries to further support their respective statutory capital positions.

Convertible debentures and
redeemable securities of subsidiary

Convertible debentures of subsidiary along with redeemable securities of subsidiary represent employee interests in Kemper Financial Companies, Inc.
(KFC). KFC does not currently plan to issue any additional securities to its employees. Employee terminations and debenture maturities during 1993 accounted for the $33.2 million reduction of convertible debentures. The outstanding debentures bear interest approximating the prime interest rate. (See note captioned Convertible debentures of subsidiary on page 60.)

The redeemable securities consisted primarily of KFC preferred stock, all of which was redeemed December 1, 1993. The redemption price paid by KFC totaled approximately $3.1 million, which was the carrying value of the securities on the company's balance sheet.

Common stock

During 1993, the company received $29.0 million by issuing common stock through the Kemper Corporation Dividend Reinvestment and Stock Purchase Plan and employee stock option plans.
(See note captioned Stock option plans on page 64.)

During 1993 and 1992, the quarterly dividend rate was $.23 per common share. The aggregate common stock dividend payment has been reduced by approximately 35 percent due to the August 1993 acquisition of 17.4 million shares of the company's common stock in the exchange transaction with Lumbermens. (See note captioned Discontinued operations on page 54.)

While the board of directors intends to continue quarterly cash dividends, future declarations and amounts will depend upon, among other factors, the earnings of Kemper Corporation, its financial condition, its capital requirements and general business conditions.

Preferred stock

During 1993 and 1992, Kemper Corporation privately placed preferred stock in the amounts of $260.0 million and $100.0 million, respectively. (See note captioned Preferred stock on page 50.) At December 31, 1993, the company's outstanding preferred stock totaled $360.6 million.

Emerging issues

On November 30, 1992, the Financial Accounting Standards Board
(FASB) issued SFAS 112, Employers' Accounting for Postemployment Benefits. SFAS 112 establishes standards for accounting for benefits provided to former or inactive employees and their dependents and beneficiaries before retirement. It is effective for fiscal years beginning after December 15, 1993.

Benefits covered by the statement include salary continuation, severance pay, supplemental unemployment benefits and disability-related benefits. The impact of implementation is not expected to be material to the company.

On June 1, 1993, the FASB issued SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. At acquisition, those investments are to be classified in one of three categories: held-to-maturity securities; trading securities; or available-for-sale securities. Each of the three classifications carries different accounting treatments.

The effective date for implementation is for fiscal years beginning after December 15, 1993. The company already follows the classification guidance provided in SFAS 115 as it classifies its debt and equity securities as available-for-sale, reported at fair value, with after-tax unrealized gains and losses reported as a net amount in a separate component of stockholders' equity. Recent accounting literature has indicated that deferred acquisition costs and other appropriate accounts would also need to be adjusted related to the above recognition of unrealized gains or losses, with such adjustment also being reported as a separate component of stockholders' equity. Full implementation is expected in first-quarter 1994 and, as of January 1, 1994, is not expected to be material to stockholders' equity.

Appendix for Graphic and Image Material

Section - Management Discussion and Analysis
Subsection - Investments - Real Estate Concentrations

1. Subsection contains a map of the United States of America depicting the geographic composition of real estate portfolio as of December 31, 1993. Real estate concentrations are the highest in the following states:
California 27.6%, Illinois 21.8 %, Texas 8.4%, Ohio 4.0%, Florida 3.5 %, Alaska 3.3%, Washington 3.1%, Colorado 2.4% and Oregon 2.2%. The real estate concentrations in the remaining states approximate 2.0% or less.
The map does provide a note which indicates that real estate in Spain accounts for approximately 10.5% of the real estate portfolio.

2. Subsection contains a pie chart depicting the distribution of real estate at December 31, 1993 as follows: Office 23.5%, Retail 14.8%, Land 20.0%, Residential 2.3%, Other 12.0%, Apartment 5.4%, Hotel 8.2% and Industrial 13.8%.

CONSOLIDATED FINANCIAL STATEMENTS



Table of Contents


Eleven-year consolidated summary                              Page 40
- ---------------------------------------------------------------------
Consolidated balance sheet                                    Page 42
- ---------------------------------------------------------------------
Consolidated statement of operations                          Page 43
- ---------------------------------------------------------------------
Consolidated statement of stockholders' equity                Page 44
- ---------------------------------------------------------------------
Consolidated statement of cash flows                          Page 45
- ---------------------------------------------------------------------
Notes to consolidated financial statements                    Page 46
- ---------------------------------------------------------------------
Report of independent public accountants                      Page 68
- ---------------------------------------------------------------------

ELEVEN-YEAR CONSOLIDATED SUMMARY

Kemper Corporation and subsidiaries (in thousands, except per share data)

- --------------------------------------------------------------------------------------------------------------------------
                                                                     1993              1992                  1991
- --------------------------------------------------------------------------------------------------------------------------
REVENUE BY CATEGORY
- --------------------------------------------------------------------------------------------------------------------------
Asset management                                                     $     515,702     $    525,058         $     492,390
- --------------------------------------------------------------------------------------------------------------------------
Life insurance                                                             726,518          688,448               803,378
- --------------------------------------------------------------------------------------------------------------------------
Securities brokerage                                                       673,732          677,464               663,721
- --------------------------------------------------------------------------------------------------------------------------
Real estate                                                               (338,077)        (309,274)              (57,479)
- --------------------------------------------------------------------------------------------------------------------------
Other operations and corporate                                              31,937           12,946                12,753
- --------------------------------------------------------------------------------------------------------------------------
Eliminations                                                               (60,638)         (90,918)              (98,920)
- --------------------------------------------------------------------------------------------------------------------------
         Total                                                       $   1,549,174     $  1,503,724         $   1,815,843
- --------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) BY CATEGORY, EXCLUDING REALIZED
INVESTMENT GAIN (LOSS)
- --------------------------------------------------------------------------------------------------------------------------
Asset management                                                     $      99,087     $     88,288         $      85,000
- --------------------------------------------------------------------------------------------------------------------------
Life insurance                                                              90,171           44,943                92,748
- --------------------------------------------------------------------------------------------------------------------------
Securities brokerage                                                        (3,640)         (38,433)                6,233
- --------------------------------------------------------------------------------------------------------------------------
Real estate                                                                (59,330)         (34,193)              (19,357)
- --------------------------------------------------------------------------------------------------------------------------
Other operations and corporate                                             (30,014)         (29,962)              (17,552)
- --------------------------------------------------------------------------------------------------------------------------
         Total continuing operations                                 $      96,274     $     30,643         $     147,072
- --------------------------------------------------------------------------------------------------------------------------
Primary per share*                                                   $        1.81     $        .63         $        3.06
- --------------------------------------------------------------------------------------------------------------------------
Fully diluted per share*                                             $        1.88     $        .63         $        3.06
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) BY CATEGORY
- --------------------------------------------------------------------------------------------------------------------------
Asset management                                                     $      99,087     $     88,288         $      85,000
- --------------------------------------------------------------------------------------------------------------------------
Life insurance                                                              79,777          (25,451)               45,795
- --------------------------------------------------------------------------------------------------------------------------
Securities brokerage                                                        (3,640)         (38,433)                6,233
- --------------------------------------------------------------------------------------------------------------------------
Real estate                                                               (257,753)        (209,117)              (40,789)
- --------------------------------------------------------------------------------------------------------------------------
Other operations and corporate                                             (18,755)         (29,962)              (20,176)
- --------------------------------------------------------------------------------------------------------------------------
         Total continuing operations                                      (101,284)        (214,675)               76,063
- --------------------------------------------------------------------------------------------------------------------------
Discontinued operations                                                    336,771           11,275               128,476
- --------------------------------------------------------------------------------------------------------------------------
              Net income (loss)                                      $     235,487     $   (203,400)        $     204,539
- ---------------------------------------------------------------------------------------------------------------------------
Average common and equivalent shares outstanding                            42,830           48,840                48,094
- --------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE*
- --------------------------------------------------------------------------------------------------------------------------
         Primary
- --------------------------------------------------------------------------------------------------------------------------
         Continuing operations                                       $       (2.80)    $      (4.39)        $        1.58
- --------------------------------------------------------------------------------------------------------------------------
         Discontinued operations                                              7.86              .23                  2.67
- --------------------------------------------------------------------------------------------------------------------------
              Net income (loss)                                      $        5.06     $      (4.16)        $        4.25
- --------------------------------------------------------------------------------------------------------------------------
         Fully diluted
         Continuing operations                                       $       (2.36)    $      (4.39)        $        1.58
- --------------------------------------------------------------------------------------------------------------------------
         Discontinued operations                                              7.23              .23                  2.67
- --------------------------------------------------------------------------------------------------------------------------
              Net income (loss)                                      $        4.87     $      (4.16)        $        4.25
- --------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY
- --------------------------------------------------------------------------------------------------------------------------
Total assets                                                         $  14,038,125     $ 13,176,275         $  13,104,581
- --------------------------------------------------------------------------------------------------------------------------
Total long-term obligations and redeemable securities                      439,798          265,467               320,018
- --------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                     1,618,987        1,766,114             1,838,526
- --------------------------------------------------------------------------------------------------------------------------
Book value per common share                                                  38.24            33.77                 37.92
- --------------------------------------------------------------------------------------------------------------------------
Cash dividends declared and paid per common share                              .92              .92                   .92
- --------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN ON EQUITY                                                        14.1%           (11.6)%                11.8%
- --------------------------------------------------------------------------------------------------------------------------

*Net income per share for 1987 through 1993 reflects the effect of employee interests in Kemper Financial Companies, Inc.

ELEVEN-YEAR CONSOLIDATED SUMMARY (continued)

Kemper Corporation and subsidiaries (in thousands, except per share data)

- ----------------------------------------------------------------------------------------
                                                                 1990            1989
- ----------------------------------------------------------------------------------------
REVENUE BY CATEGORY
Asset management                                          $   476,693    $    457,381
- ----------------------------------------------------------------------------------------
Life insurance                                                824,641         767,330
- ----------------------------------------------------------------------------------------
Securities brokerage                                          620,708         637,177
- ----------------------------------------------------------------------------------------
Real estate                                                   (21,446)         (7,382)
- ----------------------------------------------------------------------------------------
Other operations and corporate                                 27,288          33,017
- ----------------------------------------------------------------------------------------
Eliminations                                                  (98,621)        (96,948)
- ----------------------------------------------------------------------------------------
         Total                                            $ 1,829,263    $  1,790,575
- ----------------------------------------------------------------------------------------
NET INCOME (LOSS) BY CATEGORY, EXCLUDING REALIZED
INVESTMENT GAIN (LOSS)

Asset management                                          $    58,072    $     59,205
- ----------------------------------------------------------------------------------------
Life insurance                                                 93,382          87,763
- ----------------------------------------------------------------------------------------
Securities brokerage                                         (181,657)         (4,586)
- ----------------------------------------------------------------------------------------
Real estate                                                   (16,324)         (5,858)
- ----------------------------------------------------------------------------------------
Other operations and corporate                                 (9,439)         (8,574)
- ----------------------------------------------------------------------------------------
         Total continuing operations                      $   (55,966)   $    127,950
- ----------------------------------------------------------------------------------------
Primary per share*                                        $     (1.16)   $       2.47
- ----------------------------------------------------------------------------------------
Fully diluted per share*                                  $     (1.16)   $       2.47
- ----------------------------------------------------------------------------------------
NET INCOME (LOSS) BY CATEGORY
- ----------------------------------------------------------------------------------------
Asset management                                          $    58,072    $     59,205
- ----------------------------------------------------------------------------------------
Life insurance                                                 74,581          84,980
- ----------------------------------------------------------------------------------------
Securities brokerage                                         (181,657)         (4,586)
- ----------------------------------------------------------------------------------------
Real estate                                                   (16,324)         (5,858)
- ----------------------------------------------------------------------------------------
Other operations and corporate                                 (4,530)         (9,686)
- ----------------------------------------------------------------------------------------
         Total continuing operations                          (69,858)        124,055
- ----------------------------------------------------------------------------------------
Discontinued operations                                        81,735         183,386
- ----------------------------------------------------------------------------------------
         Net income (loss)                                $    11,877    $    307,441
- ----------------------------------------------------------------------------------------
Average common and equivalent shares outstanding               48,431          51,281
- ----------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE*
- ----------------------------------------------------------------------------------------
         Primary
- ----------------------------------------------------------------------------------------
         Continuing operations                            $     (1.44)   $       2.39
- ----------------------------------------------------------------------------------------
         Discontinued operations                                 1.69            3.57
- ----------------------------------------------------------------------------------------
              Net income (loss)                           $       .25    $       5.96
- ----------------------------------------------------------------------------------------
         Fully diluted
- ----------------------------------------------------------------------------------------
         Continuing operations                            $     (1.44)   $       2.39
- ----------------------------------------------------------------------------------------
         Discontinued operations                                 1.69            3.57
- ---------------------------------------------------------------------------------------
              Net income (loss)                           $       .25    $       5.96
- ----------------------------------------------------------------------------------------
FINANCIAL SUMMARY
- ----------------------------------------------------------------------------------------
Total assets                                              $12,163,954     $11,295,727
- ----------------------------------------------------------------------------------------
Total long-term obligations and redeemable securities         245,238         225,347
- ----------------------------------------------------------------------------------------
Stockholders' equity                                        1,625,909       1,724,318
- ----------------------------------------------------------------------------------------
Book value per common share                                     34.20           35.25
- ----------------------------------------------------------------------------------------
Cash dividends declared and paid per common share                 .92             .81
- ----------------------------------------------------------------------------------------
TOTAL RETURN ON EQUITY                                             .7%           18.4%
- ----------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

Kemper Corporation and subsidiaries (in thousands, except share data)

                                                                                                               December 31
                                                                                                           1993            1992

- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
- --------------------------------------------------------------------------------------------------------------------------------
Investments:
- --------------------------------------------------------------------------------------------------------------------------------
  Fixed maturities available for sale, at market (cost 1993, $5,147,592; 1992, $4,440,239)          $ 5,333,175     $ 4,523,490
- --------------------------------------------------------------------------------------------------------------------------------
  Equity securities, at market (cost 1993, $53,366; 1992, $79,251)                                       98,968         106,398
- --------------------------------------------------------------------------------------------------------------------------------
  Short-term investments                                                                                713,401         295,021
- --------------------------------------------------------------------------------------------------------------------------------
  Joint venture mortgage loans                                                                        1,053,403       1,263,589
- --------------------------------------------------------------------------------------------------------------------------------
  Third-party mortgage loans                                                                            153,880         345,025
- --------------------------------------------------------------------------------------------------------------------------------
  Other real estate-related investments                                                                 272,188         342,696
- --------------------------------------------------------------------------------------------------------------------------------
  Other loans and investments                                                                           446,717         399,866
- --------------------------------------------------------------------------------------------------------------------------------
       Total investments                                                                              8,071,732       7,276,085
- --------------------------------------------------------------------------------------------------------------------------------
Cash (restricted: 1993, $470; 1992, $645)                                                               253,105         246,040
- --------------------------------------------------------------------------------------------------------------------------------
Securities purchased under resale agreements                                                            204,467         423,643
- --------------------------------------------------------------------------------------------------------------------------------
Securities held by brokerage firm subsidiaries, at market                                               285,695         244,966
- --------------------------------------------------------------------------------------------------------------------------------
Accounts receivable from brokerage firms and customers                                                  776,971         867,607
- --------------------------------------------------------------------------------------------------------------------------------
Other accounts and notes receivable                                                                     617,458         811,486
- --------------------------------------------------------------------------------------------------------------------------------
Reinsurance recoverable                                                                                 835,975              --
- --------------------------------------------------------------------------------------------------------------------------------
Deferred insurance acquisition costs                                                                    622,592         578,482
- --------------------------------------------------------------------------------------------------------------------------------
Deferred investment product sales costs                                                                 186,931         163,879
- --------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                            299,543         265,244
- --------------------------------------------------------------------------------------------------------------------------------
Net assets of discontinued operations                                                                        --         784,365
- --------------------------------------------------------------------------------------------------------------------------------
Assets of separate accounts                                                                           1,883,656       1,514,478
- -------------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                                 $14,038,125     $13,176,275
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
- --------------------------------------------------------------------------------------------------------------------------------
Life policy benefits                                                                                $ 7,380,787     $ 7,337,018
- --------------------------------------------------------------------------------------------------------------------------------
Ceded life policy benefits                                                                              835,975              --
- --------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements                                                             181,879         373,565
- --------------------------------------------------------------------------------------------------------------------------------
Securities sold, not yet purchased, at market                                                            77,023          50,421
- --------------------------------------------------------------------------------------------------------------------------------
Accounts payable to brokerage firms and customers                                                       354,998         620,336
- --------------------------------------------------------------------------------------------------------------------------------
Other accounts payable and liabilities                                                                  915,954         856,241
- --------------------------------------------------------------------------------------------------------------------------------
Notes payable                                                                                           349,237         396,264
- --------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                                          393,978         182,972
- --------------------------------------------------------------------------------------------------------------------------------
Convertible debentures of subsidiary                                                                     45,651          78,866
- --------------------------------------------------------------------------------------------------------------------------------
Liabilities of separate accounts                                                                      1,883,656       1,514,478
- --------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                             12,419,138      11,410,161
- --------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
- --------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------------------------------------
Preferred stock-no par value, authorized 20,000,000 shares;
outstanding 1993, 6,690,637; 1992, 2,025,044 shares                                                     360,600         100,626
- --------------------------------------------------------------------------------------------------------------------------------
Common stock-$5.00 par value, authorized 200,000,000 shares;
issued 1993, 64,620,863; 1992, 63,653,600 shares                                                        323,104         318,268
- --------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                              313,531         295,863
- --------------------------------------------------------------------------------------------------------------------------------
Unrealized loss on foreign currency translations                                                        (56,878)        (16,949)
- --------------------------------------------------------------------------------------------------------------------------------
Unrealized gain on investments                                                                          155,004         114,399
- --------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                                     1,549,580       1,370,629
- --------------------------------------------------------------------------------------------------------------------------------
Treasury shares, at cost (1993, 31,717,505; 1992, 14,334,708 shares)                                 (1,025,954)       (416,722)
- --------------------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                                     1,618,987       1,766,114
- --------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                                 $14,038,125     $13,176,275
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------

    See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS
Kemper Corporation and subsidiaries (in thousands, except per share data)

                                                                                          Year Ended December 31
REVENUE                                                                         1993               1992            1991
- ------------------------------------------------------------------------------------------------------------------------
Asset management income                                                  $   498,153        $   480,546     $   437,789
- ------------------------------------------------------------------------------------------------------------------------
Net investment income                                                        426,807            522,293         653,848
- ------------------------------------------------------------------------------------------------------------------------
Insurance premium income                                                     157,667            135,922         123,929
- ------------------------------------------------------------------------------------------------------------------------
Securities brokerage income                                                  639,991            638,653         632,126
- ------------------------------------------------------------------------------------------------------------------------
Realized investment loss                                                    (255,702)          (359,761)       (107,621)
- ------------------------------------------------------------------------------------------------------------------------
Other income                                                                  82,258             86,071          75,772
- ------------------------------------------------------------------------------------------------------------------------
       Total                                                               1,549,174          1,503,724       1,815,843
- ------------------------------------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
- ------------------------------------------------------------------------------------------------------------------------
Asset management expenses                                                    295,785            284,076         240,421
- ------------------------------------------------------------------------------------------------------------------------
Amortized investment product sales costs                                      48,011             39,986          54,458
- ------------------------------------------------------------------------------------------------------------------------
Insurance claim costs and policyholder benefits                              514,304            598,128         639,396
- ------------------------------------------------------------------------------------------------------------------------
Amortized policy acquisition costs                                            60,367             66,786          47,825
- ------------------------------------------------------------------------------------------------------------------------
Insurance operating expenses                                                  23,133             47,138          47,525
- ------------------------------------------------------------------------------------------------------------------------
Securities brokerage expenses                                                617,455            630,874         571,982
- ------------------------------------------------------------------------------------------------------------------------
Interest expense                                                              73,201             79,150          80,649
- ------------------------------------------------------------------------------------------------------------------------
Other expenses                                                                26,065             32,457          21,194
- ------------------------------------------------------------------------------------------------------------------------
       Total                                                               1,658,321          1,778,595       1,703,450
- ------------------------------------------------------------------------------------------------------------------------
         Earnings (loss) from continuing operations
         before income tax (benefit)                                        (109,147)          (274,871)        112,393
- ------------------------------------------------------------------------------------------------------------------------
Income  tax (benefit)                                                        (19,749)           (74,690)         36,330
- ------------------------------------------------------------------------------------------------------------------------
         Income (loss) from continuing operations                            (89,398)          (200,181)         76,063
- ------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations, net of tax                               25,498             23,794         128,476
- ------------------------------------------------------------------------------------------------------------------------
Gain on sale of discontinued operations to related party, net of tax         204,668                 --              --
- ------------------------------------------------------------------------------------------------------------------------
Gain on other sales of discontinued operations, net of tax                    92,174                 --              --
- ------------------------------------------------------------------------------------------------------------------------
         Income (loss) before cumulative effect of changes in
         accounting principles                                               232,942           (176,387)        204,539
- ------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles, net of tax              2,545            (27,013)             --
- ------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                                                 $   235,487        $  (203,400)    $   204,539
- ------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stockholders                      $   216,828        $  (203,400)    $   204,539
- ------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE
- ------------------------------------------------------------------------------------------------------------------------
Primary
- ------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                 $     (2.52)       $     (4.10)    $      1.58
- ------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                             7.52               0.49            2.67
- ------------------------------------------------------------------------------------------------------------------------
       Income (loss) before cumulative effect of changes in
       accounting principles                                                    5.00              (3.61)           4.25
- ------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles, net of tax               0.06              (0.55)             --
- ------------------------------------------------------------------------------------------------------------------------
       Net income (loss) per share                                       $      5.06        $     (4.16)    $      4.25
- ------------------------------------------------------------------------------------------------------------------------
Fully  diluted
- ------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                 $     (2.11)       $     (4.10)    $      1.58
- ------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                             6.92               0.49            2.67
- ------------------------------------------------------------------------------------------------------------------------
       Income  (loss) before cumulative effect of  changes in
       accounting principles                                                    4.81              (3.61)           4.25
- ------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles, net of tax               0.06              (0.55)             --
- ------------------------------------------------------------------------------------------------------------------------
           Net income (loss) per share                                   $      4.87        $     (4.16)    $      4.25
- ------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Kemper Corporation and subsidiaries (in thousands, except share data)

                                                                                  Year Ended December 31
                                                                           1993             1992              1991
- -------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK, beginning of year                                 $    100,626      $       782       $     1,137
- -------------------------------------------------------------------------------------------------------------------
Stated value of shares converted to common stock                            (26)            (156)             (355)
- -------------------------------------------------------------------------------------------------------------------
Issuance of preferred stock                                             260,000          100,000                --
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                          360,600          100,626               782
- -------------------------------------------------------------------------------------------------------------------
COMMON STOCK, beginning of year                                         318,268          314,485           310,277
- -------------------------------------------------------------------------------------------------------------------
Par value of shares issued under stock plans:
1993, 967,263; 1992, 756,697; 1991, 841,594 shares                        4,836            3,783             4,208
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                          323,104          318,268           314,485
- -------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL, beginning of year                           295,863          281,989           259,693
- -------------------------------------------------------------------------------------------------------------------
Excess of proceeds over par value
of shares issued under stock plans                                       24,159           14,397            21,779
- -------------------------------------------------------------------------------------------------------------------
Gain (loss) on reissued treasury shares                                   1,111             (499)              (53)
- -------------------------------------------------------------------------------------------------------------------
Other                                                                    (7,602)             (24)              570
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                          313,531          295,863           281,989
- -------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANLATIONS, beginning of year                         (16,949)          (1,366)            1,788
- -------------------------------------------------------------------------------------------------------------------
Unrealized loss from foreign currency translations
during year, net of income tax                                          (39,929)         (15,583)           (3,154)
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                          (56,878)         (16,949)           (1,366)
- -------------------------------------------------------------------------------------------------------------------
UNREALIZED GAIN ON INVESTMENTS, beginning of year                       114,399           42,907            18,138
- -------------------------------------------------------------------------------------------------------------------
Unrealized gain on revaluation of investments
during year, net of income tax                                           40,605           71,492            24,769
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                          155,004          114,399            42,907
- -------------------------------------------------------------------------------------------------------------------
RATAINED EARNINGS, beginning of year                                  1,370,629        1,618,903         1,457,820
- -------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                       235,487         (203,400)          204,539
- -------------------------------------------------------------------------------------------------------------------
Dividends to stockholders:
- -------------------------------------------------------------------------------------------------------------------
   Preferred                                                            (18,708)             (55)              (73)
- -------------------------------------------------------------------------------------------------------------------
   Common                                                               (37,750)         (44,896)          (44,180)
- -------------------------------------------------------------------------------------------------------------------
(Increase) decrease in redemption value of redeemable securities            (78)              77               797
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                        1,549,580        1,370,629         1,618,903
- -------------------------------------------------------------------------------------------------------------------
TREASURY SHARES, beginning of year                                     (416,722)        (419,174)         (422,944)
- -------------------------------------------------------------------------------------------------------------------
Shares acquired                                                        (612,992)            (914)             (184)
- -------------------------------------------------------------------------------------------------------------------
Shares reissued, at average cost                                          3,760            3,366             3,954
- -------------------------------------------------------------------------------------------------------------------
   End of year                                                       (1,025,954)        (416,722)         (419,174)
- -------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                          $ 1,618,987      $ 1,766,114       $ 1,838,526
- -------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Kemper Corporation and subsidiaries (in thousands)
- ----------------------------------------------------------------------------

                                                                                     Year Ended December 31
                                                                             1993             1992             1991
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
- ------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                                 $    235,487        $  (203,400)    $  204,539
- ------------------------------------------------------------------------------------------------------------------------
   Reconcilement of net income (loss) to net cash provided:
- ------------------------------------------------------------------------------------------------------------------------
      Realized investment loss                                            255,702            359,761        107,621
- ------------------------------------------------------------------------------------------------------------------------
      Gains from sales of discontinued operations                        (296,842)                --             --
- ------------------------------------------------------------------------------------------------------------------------
      Life policy benefits                                                342,710            515,935        480,217
- ------------------------------------------------------------------------------------------------------------------------
      Accounts payable to brokerage firms and customers                  (265,338)           110,283        (99,962)
- ------------------------------------------------------------------------------------------------------------------------
      Deferred federal income tax                                         (52,735)           (69,110)       (33,501)
- ------------------------------------------------------------------------------------------------------------------------
      Brokerage firm portfolios                                            13,363             (2,484)       122,127
- ------------------------------------------------------------------------------------------------------------------------
      Accounts receivable from brokerage firms and customers               90,636           (155,159)        65,765
- ------------------------------------------------------------------------------------------------------------------------
      Deferred insurance acquisition costs                                (44,110)           (57,533)       (76,165)
- ------------------------------------------------------------------------------------------------------------------------
      Deferred investment product sales costs                             (23,052)           (39,792)        19,027
- ------------------------------------------------------------------------------------------------------------------------
      Amortization on investments                                          (6,394)           (30,529)       (20,398)
- ------------------------------------------------------------------------------------------------------------------------
      Other accounts and notes receivable                                 107,980             (3,333)      (187,481)
- ------------------------------------------------------------------------------------------------------------------------
      Other accounts payable and liabilities                              (80,933)           (22,338)        36,920
- ------------------------------------------------------------------------------------------------------------------------
      Equity in loss of affiliates                                         76,636             95,877          8,279
- ------------------------------------------------------------------------------------------------------------------------
      Other                                                               (33,654)           (12,732)        74,832
- ------------------------------------------------------------------------------------------------------------------------
        Net cash provided from operating activities                       319,456            485,446        701,820
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
- ------------------------------------------------------------------------------------------------------------------------
       Cash from investments sold or matured:
- ------------------------------------------------------------------------------------------------------------------------
         Fixed maturities held to maturity                                332,666            324,375        339,821
- ------------------------------------------------------------------------------------------------------------------------
         Fixed maturities sold prior to maturity                        2,363,161          4,382,099      3,800,251
- ------------------------------------------------------------------------------------------------------------------------
         Equity securities                                                126,794             24,002         28,845
- ------------------------------------------------------------------------------------------------------------------------
         Mortgage loans, other loans and investments                      595,347            499,205        800,611
- ------------------------------------------------------------------------------------------------------------------------
       Cost of investments purchased:
- ------------------------------------------------------------------------------------------------------------------------
         Fixed maturities                                              (3,348,709)        (5,462,844)    (3,089,716)
- -----------------------------------------------------------------------------------------------------------------------
         Equity securities                                                (21,048)           (22,116)       (39,639)
- -----------------------------------------------------------------------------------------------------------------------
         Mortgage loans, other loans and investments                     (542,628)          (516,661)    (1,210,096)
- -----------------------------------------------------------------------------------------------------------------------
       Short-term investments, net                                       (399,737)           863,609       (918,454)
- -----------------------------------------------------------------------------------------------------------------------
       Net receivable for securities transactions                          70,960             36,229        (63,667)
- -----------------------------------------------------------------------------------------------------------------------
       Sale of discontinued operations                                    380,269                 --             --
- -----------------------------------------------------------------------------------------------------------------------
       Other                                                               (1,514)           (95,450)        66,043
- -----------------------------------------------------------------------------------------------------------------------
         Net cash provided from (used in) investing activities           (444,439)            32,448       (286,001)
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
- -----------------------------------------------------------------------------------------------------------------------
       Policyholder account balances:
- -----------------------------------------------------------------------------------------------------------------------
         Deposits                                                         412,391            645,338        874,284
- -----------------------------------------------------------------------------------------------------------------------
         Withdrawals                                                     (711,332)          (691,863)      (827,235)
- -----------------------------------------------------------------------------------------------------------------------
       Issuance of long-term debt                                         217,300                289        136,589
- -----------------------------------------------------------------------------------------------------------------------
       Reduction of long-term debt                                         (2,037)              (832)        (2,905)
- -----------------------------------------------------------------------------------------------------------------------
       Issuance of preferred stock                                        251,920            100,000             --
- -----------------------------------------------------------------------------------------------------------------------
       Treasury shares acquired                                            (2,786)              (914)          (184)
- -----------------------------------------------------------------------------------------------------------------------
       Dividends paid to stockholders                                     (56,458)           (44,951)       (44,253)
- -----------------------------------------------------------------------------------------------------------------------
       Notes payable, net                                                 (51,284)           121,466        (77,624)
- -----------------------------------------------------------------------------------------------------------------------
       Reinsured life reserves                                                 --           (515,684)      (416,297)
- -----------------------------------------------------------------------------------------------------------------------
       Other                                                               74,334            (84,223)         5,996
- -----------------------------------------------------------------------------------------------------------------------
         Net cash provided from (used in) financing activities            132,048           (471,374)      (351,629)
- -----------------------------------------------------------------------------------------------------------------------
    Net increase in cash                                                    7,065             46,520         64,190
- -----------------------------------------------------------------------------------------------------------------------
    Cash, beginning of period                                             246,040            199,520        135,330
- -----------------------------------------------------------------------------------------------------------------------
      Cash, end of period                                            $    253,105      $     246,040     $  199,520
- -----------------------------------------------------------------------------------------------------------------------

    See accompanying notes to consolidated financial statements.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Kemper Corporation and subsidiaries

    ----------------------------------------------------------------------------

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of presentation

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The statements include the accounts of Kemper Corporation and its subsidiaries (the company) on a consolidated basis. Unconsolidated companies between 20 percent and 50 percent owned are generally accounted for on the equity method of accounting. The company's share of earnings on such investments is recorded in revenue. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made in the financial statements for the years 1992 and 1991 to conform to 1993 reporting.

    Fair value disclosures

    Fair value disclosures are required under Statement of Financial Accounting Standards (SFAS) No. 107. Such fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the company's entire holdings of a particular financial instrument. A significant portion of the company's financial instruments are carried at fair value. (See note captioned Invested assets and related income beginning on page 51.) Fair value estimates for financial instruments not carried at fair value are generally determined using discounted cash flow models and assumptions that are based on judgments regarding current economic conditions and risk characteristics and involve uncertainties and matters of significant judgment. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could significantly affect the estimates and such estimates should be used with care.

    Fair value estimates are determined for existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and certain liabilities that are not considered financial instruments. Accordingly, the aggregate fair value estimates presented do not represent the underlying value of the company. For example, the company's subsidiaries are not considered financial instruments, and their value has not been incorporated into the fair value estimates. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

    Fair value disclosures have been included for investments, separate account business, life policy benefits, long-term debt and notes payable, convertible debentures of subsidiary and certain off-balance-sheet financial instruments.

    Asset management

    Revenue for the asset management segment consists principally of investment management fees and distribution fees from mutual funds, commission revenue from the sale of mutual fund shares and transfer agent fees for shareholder recordkeeping. Revenue from investment management, transfer agent fees and distribution fees is recognized when earned. Commission revenue is recognized on the trade date.

    Commissions and certain operating expenses related to the sales of certain mutual funds have been deferred. These costs are being amortized in relation to projected revenue to be earned on these mutual funds. Revenue assumptions are periodically reviewed and updated.

    Life insurance

    Revenue for annuities and interest-sensitive life products consists of investment income and policy charges such as mortality, expense and surrender charges. Expenses consist of benefits and interest credited to contracts, policy maintenance costs and amortization of deferred policy acquisition costs.

    Premiums for life policies, except for annuities and interest-sensitive life products, are reported as earned when due. Profits for such policies are recognized over the duration of the insurance policy by matching benefits and expenses to premium income. This matching involves a provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

    The costs of acquiring new life insurance business, principally commission expense, certain expenses of the policy issuance and underwriting departments and certain variable agency expenses, have been deferred. Except for annuities and interest-sensitive life products, these deferred acquisition costs are being amortized over the premium paying period of the related policies. Such costs are amortized in proportion to the ratio of the annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. For annuities, separate account business and certain interest-sensitive life products, these deferred acquisition costs are being amortized over the contract life in relation to the present value of estimated gross profits.

    The assets and liabilities of the separate accounts represent segregated funds administered and invested by the life insurance companies for purposes of funding variable annuity and variable life insurance contracts and

    Kemper Corporation and subsidiaries

    ----------------------------------------------------------------------------

    the pension plans of Lumbermens Mutual Casualty Company (Lumbermens), Kemper Corporation and certain of their subsidiaries. The company receives administrative and investment advisory fees for managing such funds. The assets and liabilities of the separate accounts are carried at market value.

    Liabilities for future life policy benefits, except annuities and interest-sensitive life products, have been computed principally by a net level premium method. Anticipated rates of mortality are based principally on the 1975-1980 Select and Ultimate Table for 1988-1993 plans, the 1965-1970 Select and Ultimate Table for 1979-1987 plans and the 1955-1960 Select and Ultimate Table for other plans, all of which are modified by company experience, including withdrawals. Estimated future investment yields by issue year are as follows: 1993, generally 8 percent graded to 6 percent over 5 years; 1989-1992, generally 10 percent graded to 6 percent over 7 years; 1986-1988, generally 9 percent graded to 6 percent in 16 years; 1977-1985, 7 percent graded to 5 percent in 20 years; 1976 and prior, 4.5 percent to 5.0 percent.

    Liabilities for life policy benefits related to annuities and interest-sensitive life contracts reflect net premiums received plus interest credited during the contract accumulation period and the present value of future payments for contracts that have annuitized. Current interest rates credited during the contract accumulation period range from 4 percent to 8.75 percent. Future minimum guaranteed interest rates vary from 4 percent to 8.75 percent for periods ranging from a portion of 1994 up to a portion of 1999 and are generally 3 percent to 4.5 percent thereafter. For contracts that have annuitized, interest rates that are used in determining the present value of future payments range principally from 3 percent to 11.25 percent.

    The fair value of the life policy benefits regarding investment contracts (primarily deferred annuities) and universal life contracts is estimated by discounting gross benefit payments, net of contractual premiums, using the average crediting rate currently being offered in the marketplace for similar contracts with maturities consistent with those remaining for the contracts being valued. The company had projected its future average crediting rate in 1993 and 1992, to be 5.0 percent and 5.25 percent, respectively, while the assumed average market crediting rate was 5.25 percent in 1993 and 6.0 percent in 1992. The fair value of the investment and universal life contracts, excluding ceded life policy benefits and the related reinsurance recoverable, as of December 31, 1993 and 1992, has been estimated at $7.01 billion and $6.74 billion, respectively, compared with book value of $7.08 billion and $7.16 billion at December 31, 1993 and 1992, respectively. Using an average market crediting rate of 4.75 percent would increase the estimated fair value to $7.26 billion at December 31, 1993.

    Securities brokerage
    Securities transactions and related commission revenue and expense are recorded on a trade-date basis. Underwriting and investment banking revenues are recognized as earned, which is generally the settlement date of the underlying securities issue.

    Repurchase and resale agreements are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. These securities are considered to be valued at fair value due to the highly liquid nature and the short maturity of these instruments.

    Securities held by securities brokerage firms are carried at market value, which represents fair value. Realized and unrealized gains or losses on revaluation of these securities are included in net income. Investment income on these securities is included in "Securities brokerage income."

    Accounts receivable from and payable to brokerage firms and customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the financial statements.

    Invested assets and related income
    Investments in fixed maturities (bonds and redeemable preferred stocks) are carried at market value at December 31, 1993 and 1992, as they are currently considered available for sale.

    Short-term investments are carried at cost, which approximates market value.

    Equity securities of nonrelated companies are generally carried at market value using the closing prices as of the balance sheet date derived from either a major securities exchange or the National Association of Securities Dealers Automated Quotations system.

    Market value for fixed maturities, equity securities and short-term investments represents fair value.

    Mortgage loans are carried at their unpaid balance net of unamortized discount and any applicable reserve. Other real estate-related investments net of any applicable reserves and write-downs include certain bonds issued by

    Kemper Corporation and subsidiaries
    ---------------------------------------------------------------------------

    real estate finance or development companies; notes receivable from joint ventures; investments in real estate ventures carried at cost, adjusted for the equity in the operating income or loss of such ventures, and real estate owned carried primarily at fair value. The fair value of mortgage loans and other real estate-related investments is estimated on a project-by-project basis. Generally, the projected cash flows of the collateral are discounted using a discount rate of 10 percent to 12 percent. At December 31, 1993 and 1992, the fair value of the company's mortgage loans, other real estate-related investments and the related accrued interest income, net of real estate reserves and write-downs, approximated the carrying values of $1.6 billion and $2.1 billion, respectively. The estimate of fair value should be used with care given the inherent difficulty of estimating fair value of real estate due to the lack of a liquid quotable market.

    The company evaluates its real estate-related assets (including accrued interest) by estimating the probabilities of loss utilizing various project ions that include several factors relating to the borrower, property, term of the loan, tenant composition, rental rates, other supply and demand factors and overall economic conditions. Real estate reserves are established when declines in collateral values, estimated in light of current economic conditions and calculated in conformity with SFAS 114
    (see next paragraph), indicate a likelihood of loss. Generally, the reserve is based upon the excess of the loan amount over the estimated future cash flows from the loan discounted at the loan's contractual rate of interest. Changes in the company's real estate reserves and write-downs are included in revenue as realized investment gain or loss. (See Real estate-related investments beginning on page 31.)

    The company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, in the fourth quarter of 1993. SFAS 114 defines "impaired loans" as loans in which it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans amounted to $547.7 million at December 31, 1993, and are included within the nonaccrual loans of $1,127.8 million. The additional amount of nonaccrual in excess of impaired loans represents the company's consideration of market risks associated with the real estate loan portfolio.

    Upon adoption of SFAS 114, the company determined that its previous disclosures relating to impaired loans and recorded real estate reserves were adequate. As such, restating prior quarters' operating results for the impact of SFAS 114 was not considered necessary.

    Based on the provisions of SFAS 114, the concept of in-substance foreclosed assets became obsolete. Accordingly, the company reclassified $69.9 million from real estate owned to loans at December 31, 1992.

    Other loans and investments principally include policy loans carried at their unpaid balance. The fair value of policy loans, which approximates the carrying value of $364.9 million and $340.6 million at December 31, 1993 and 1992,respectively, is estimated by discounting the expected future cash flows using an interest rate charged on policy loans for similar policies currently being issued.

    Realized gains or losses on sales of investments, determined on the basis of identifiable cost on the disposition of the respective investment, recognition of other-than-temporary declines in value and changes in real estate-related reserves are included in revenue. Unrealized gains or losses on revaluation of investments are credited or charged to stockholders' equity net of deferred income tax.

    The company does not accrue interest income on fixed maturities deemed to be impaired on an other-than-temporary basis, or on mortgage loans, real estate-related bonds and other real estate loans where the likelihood of collection of interest is doubtful.

    INCOME TAX
    Kemper Corporation files a consolidated federal income tax return with its subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated return based on the tax that would be incurred if each filed a separate tax return. Subsidiaries that have losses generally receive tax benefit to the extent such losses can be utilized in the consolidated tax return.


    Upon adoption of SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993, deferred taxes are provided on the temporary differences between the tax and financial statement basis of assets and liabilities. Deferred income tax previously was provided on the tax effects of timing differences between financial statement and taxable income. Foreign subsidiaries are taxed under applicable foreign statutes.

    Kemper Corporation and subsidiaries

    FOREIGN EXCHANGE


    Generally, the company's currency translations to the respective functional currency are charged or credited to net income. Translation adjustments for financial reporting in U.S. dollars are direct charges or credits, net of deferred income tax, to a separate component of stockholders' equity. Foreign exchange results included in net income for 1993, 1992 and 1991 were not material.

    EARNINGS PER SHARE
    Primary earnings per share is based on net income available to common stockholders divided by the weighted average number of common shares and common share equivalents outstanding for the period. Fully diluted earnings per share is based on net income available to common stockholders (adjusted to add back dividends on convertible preferred stock), divided by the weighted average number of common shares and common share equivalents adjusted to reflect the conversion of the convertible preferred stock (when not anti-dilutive). (See note captioned Computation of consolidated net income (loss) per share on page 62.)

    ---------------------------------------------------------------------------

    RELATED-PARTY TRANSACTIONS

    Significant related-party transactions, other than those described elsewhere in these financial statements, are below.

    Lumbermens Mutual Casualty Company (Lumbermens) owned approximately 38 percent of the common stock of Kemper Corporation at December 31, 1992. Lumbermens, American Motorists Insurance Company and American Protection Insurance Company, along with American Manufacturers Mutual Insurance Company, are collectively referred to as the Kemper National Insurance Companies. As a result of the exchange transaction with Lumbermens involving the transfer of Kemper Reinsurance Company and its subsidiaries as well as National Loss Control Service Corporation, Lumbermens' ownership of Kemper Corporation was reduced to less than 4 percent in August 1993, at which time Lumbermens ceased being a related party.
    (See note captioned Discontinued operations on page 54.)

    The company provides investment services to the Kemper National Insurance Companies. As compensation for these services, the company earned revenue, of $9.4 million in 1993, $8.3 million in 1992 and $7.7 million in 1991.

    The Kemper National Insurance Companies have received from the company's continuing operations approximately $3.2 million, $3.2 million and $5.3 million in premiums for various insurance coverages in 1993, 1992 and 1991, respectively.

    Kemper Corporation and certain of its continuing operations lease approximately 105,000 square feet of office space from Lumbermens. The lease terms, effective late in 1991 for a ten-year period, approximate market.

    At December 30, 1992, the company issued $100 million of preferred stock to Lumbermens. (See note captioned Preferred stock on page 50.)

    Effective January 1, 1993, the company, Lumbermens and certain of their respective subsidiaries formed a master limited partnership to hold certain equity real estate investments. (See note captioned Unconsolidated investees beginning on page 55.) In connection with the formation, Lumbermens also acquired from the company 50 percent of Kemper Real Estate Management Company at a consideration approximating book value.

    Kemper Corporation and subsidiaries

    PREFERRED STOCK

    At December 31, 1993, the company had outstanding 23,998 shares of Series A Cumulative Preferred Stock, certain rights to purchase up to 500,000 shares of Series B Junior Participating Preferred Stock, 2,000,000 shares of Series C Cumulative Preferred Stock, 66,638.5 shares of Series D Index Exchangeable Preferred Stock and 4,600,000 shares of Series E Cumulative Convertible Preferred Stock.

    Each Series A share was originally issued in 1982; has a stated value of $25.00; accrues annual dividends of $2.00, payable on a semiannual basis; is presently convertible into 2.24718 common shares; and, beginning in May 1997, is redeemable by the company for its stated value plus any accrued and unpaid dividends.

    The company issued Series B preferred stock purchase rights pursuant to a stockholder rights plan adopted in 1990. One right is attached to each share of common stock currently outstanding or issued prior to the rights becoming exercisable. The rights become exercisable and trade separately from the common stock only upon the occurrence of certain events related to a change in control of the company, which is generally defined as when a person accumulates 20 percent or more, or begins a tender or exchange offer for 30 percent or more, of the company's common stock. Once exercisable, each right would entitle the holder (other than the acquiring person) to purchase 1/200th of a share of the company's Series B Junior Participating Preferred Stock or, in certain circumstances, including a merger or major asset sale, the company's or the acquiring person's securities or other property having a value of twice the $220 exercise price per right. If issued, each full share of such preferred stock is nonredeemable, ranks junior to all other preferred stock of the company and is approximately equal in dividend and voting rights to 200 shares of common stock. The company has reserved 500,000 preferred shares for issuance upon exercise of the rights. All rights expire July 29, 2000, unless redeemed earlier.


    The company issued the Series C Cumulative Preferred Stock on December 30, 1992, to Lumbermens. Lumbermens has certain rights to request the company to register its Series C shares. Each Series C share has a stated value of $50.00; accrues annual dividends of $4.375 through January 1, 1996, $4.625 from January 2, 1996, through January 1, 1998, and $5.00 thereafter, payable on a quarterly basis; and is redeemable by the company upon certain conditions, for its stated value plus any accrued and unpaid dividends, from and after December 31, 1995, if held by Lumbermens, and December 31, 1997, if held by any other holder.

    On May 28, 1993, the company completed a private placement of 66,638.5 shares of its Series D Index Exchangeable Preferred Stock totaling $30 million. Each Series D share has a stated value of $450.19; accrues dividends, payable monthly, in an amount per share presently equal to the sum of (i) the aggregate amount of dividends paid on one unit of the S&P 500 index the calendar month preceding the applicable monthly dividend date plus (ii) an amount equal to $0.94; is exchangeable at the option of Kemper Corporation or the holder, subject to certain limitations, for shares of the company's common stock based on the closing price on the exchange date of the S&P 500 index relative to the closing price of the company's common stock on that date; and is redeemable for cash at the option of the company beginning December 1, 1995. Net proceeds of approximately $28.8 million from the placement were used primarily for purchases of certain real estate-related investments from the company's regulated life insurance subsidiaries.

    On April 28, 1993, the company completed a private placement of 4.6 million shares of its Series E Cumulative Convertible Preferred Stock totaling $230 million. Each Series E share has a stated value of $50.00; accrues dividends, payable quarterly, at an annual rate of 5.75 percent; and is convertible by holders thereof into approximately 4.8 million shares of Kemper Corporation common stock in the aggregate at a conversion price of
    $48.36 per share.   Beginning May 31, 1996, the Series E preferred stock
    is redeemable at the option of the company upon certain conditions for such number of shares of Kemper Corporation common stock as are issuable at a conversion rate of 1.0339 shares of common stock for each share of Series E preferred stock. The Series E preferred stock ranks on a parity with the outstanding Series A, Series C and Series D preferred stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up. Net proceeds of approximately $223.1 million from the placement were used primarily for a $70.0 million capital contribution to the company's life insurance operations and for $147.2 million of purchases of certain real estate-related investments from the company's life insurance subsidiaries.

Kemper Corporation and subsidiaries

INVESTED ASSETS AND RELATED INCOME

Fixed maturities are available for sale, depending upon certain economic and business conditions. The company is carrying its fixed maturity investment portfolio at estimated market value, with the aggregate unrealized appreciation or depreciation being recorded as a separate component of equity net of any applicable income tax effect. The carrying value (estimated market value) of fixed maturities compared with amortized cost, adjusted for other-than-temporary declines in value, at December 31, 1993 and 1992, is as follows:

- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                       Carrying               Amortized                    Estimated unrealized
                                                                                                         --------------------
1993                                                    value                    cost                   Gains             Losses
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities and obligations
 of U.S. government agencies and authorities          $   14,155            $    13,924                $     251        $    (20)
- ------------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions,
 special revenue and nonguaranteed                       195,765                189,618                    7,479          (1,332)
- ------------------------------------------------------------------------------------------------------------------------------------
Debt securities issued by foreign governments             14,640                 14,306                      334               -
- ------------------------------------------------------------------------------------------------------------------------------------
Corporate securities                                   3,119,142              2,991,574                  144,091         (16,523)
- ------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                             1,989,473              1,938,170                   60,756          (9,453)
- ------------------------------------------------------------------------------------------------------------------------------------
   Total fixed maturities                             $5,333,175            $ 5,147,592                $ 212,911        $(27,328)
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities and obligations
 of U.S. government agencies and authorities          $  584,281            $   592,633                $     433        $ (8,785)
- ------------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions,
 special revenue and nonguaranteed                       152,363                151,635                    1,054            (326)
- ------------------------------------------------------------------------------------------------------------------------------------
Debt securities issued by foreign governments              9,457                  9,423                       80             (46)
- ------------------------------------------------------------------------------------------------------------------------------------
Corporate securities                                   2,217,797              2,168,436                   88,644         (39,283)
- ------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                             1,559,592              1,518,112                   41,718            (238)
- ------------------------------------------------------------------------------------------------------------------------------------
   Total fixed maturities                             $4,523,490            $ 4,440,239                $ 131,929        $(48,678)
- ------------------------------------------------------------------------------------------------------------------------------------

    Upon default or indication of potential default by an issuer of fixed maturity securities, the company-owned issue(s) of such issuer would be placed on nonaccrual status and, since declines in market value would no longer be considered by the company to be temporary, would be analyzed for possible write-down. Any such issue would be written down to its net realizable value, determined in the manner described in the following paragraph, during the fiscal quarter in which the impairment was determined to have become other than temporary, unless such net realizable value exceeded the company's carrying value for such issue. Thereafter, each issue on nonaccrual status is regularly reviewed, and additional write-downs may be taken in light of later developments.

    The company's computation of net realizable value involves judgments and estimates, so such value should be used with care. Such value determination considers such factors as the existence and value of any collateral security; the capital structure of the issuer; the level of actual and expected market interest rates; where the issue ranks in comparison with other debt of the issuer; the economic and competitive environment of the issuer and its business; the company's view on the likelihood of success of any proposed issuer restructuring plan and the timing, type and amount of any restructured securities that the company anticipates it will receive.

    Kemper Corporation and subsidiaries
    ---------------------------------------------------------------------------

    INVESTED ASSETS AND RELATED INCOME (continued)

    The company's $1.5 billion real estate portfolio consists of joint venture and third-party mortgage loans and other real estate-related investments. (See Real estate-related investments beginning on page 31.) At December 31, 1993, the company had $731.1 million of mortgage loans and other real estate-related investments (before reserves and write-downs) that were non-income producing for the preceding 12 months.

    At December 31, 1993, securities of the life insurance subsidiaries, carried at approximately $7.9 million, were on deposit with governmental agencies as required by law. Policy loans, which are included in "Other loans and investments," were $364.9 million and $340.6 million at December 31, 1993 and 1992, respectively.

    Proceeds from sales of investments in fixed maturities prior to maturity during 1993 were $2.4 billion. Gross gains of $119.7 million and $98.7 million and gross losses of $52.6 million and $150.4 million were realized on sales of fixed maturities in 1993 and 1992, respectively.

    Gross unrealized gains and gross unrealized losses on equity securities at December 31, 1993, were $45.6 million and $33,092, respectively.

    The following table sets forth the maturity aging schedule of fixed maturity investments at December 31, 1993:
    ----------------------------------------------------------

    ----------------------------------------------------------
    (in thousands)                    Carrying       Amortized
                                         value      cost value
    ----------------------------------------------------------
    One year or less                 $  44,720       $  42,999
    ----------------------------------------------------------
    Over one year through five         464,047         450,053
    ----------------------------------------------------------
    Over five years through ten      1,906,981       1,822,278
    ----------------------------------------------------------
    Over ten years                     927,954         894,092
    ----------------------------------------------------------
    Securities not due at a single
    maturity date(1)                 1,989,473       1,938,170
    ----------------------------------------------------------
        Total fixed maturities      $5,333,175      $5,147,592
    ----------------------------------------------------------

    (1)Weighted average maturity
      of 7.8 years.


The sources of net investment income from continuing operations are as follows:
- -----------------------------------------------------------------------------------------------------------
(in thousands)                                                         1993           1992             1991
- -----------------------------------------------------------------------------------------------------------
Interest and dividends on fixed maturities                         $337,051       $308,413         $393,583
- -----------------------------------------------------------------------------------------------------------
Dividends on equity securities                                        5,193          1,089            6,116
- -----------------------------------------------------------------------------------------------------------
Income from short-term investments                                   21,164         31,339           28,179
- -----------------------------------------------------------------------------------------------------------
Income from mortgage loans                                          112,016        181,136          186,486
- -----------------------------------------------------------------------------------------------------------
Income (loss) from other real estate-related investments            (76,381)       (54,181)           8,021
- -----------------------------------------------------------------------------------------------------------
Income from other loans and investments                              38,998         68,262           44,343
- -----------------------------------------------------------------------------------------------------------
    Total investment income                                         438,041        536,058          666,728
- -----------------------------------------------------------------------------------------------------------
Investment expense                                                  (11,234)       (13,765)         (12,880)
- -----------------------------------------------------------------------------------------------------------
    Net investment income                                          $426,807       $522,293         $653,848
- -----------------------------------------------------------------------------------------------------------

Kemper Corporation and subsidiaries

INVESTED ASSETS AND RELATED INCOME (continued)

Unrealized gains (losses) are computed below as follows: fixed maturities - for 1993 and 1992, the difference between market and amortized cost, adjusted for other-than-temporary declines in value; for 1991, the difference between market value and carrying value; equity securities and other - the difference between market value and cost. The realized and change in unrealized investment gains (losses) by class of investment for the years ended December 31, 1993, 1992 and 1991 are as follows:


(in thousands)                                                                                   Realized
- --------------------------------------------------------------------------------------------------------------------------
                                                                                 1993               1992              1991
- --------------------------------------------------------------------------------------------------------------------------
Real estate-related losses:
- --------------------------------------------------------------------------------------------------------------------------
   Increase in reserve                                                     $ (97,414)         $(277,277)        $(123,919)
- --------------------------------------------------------------------------------------------------------------------------
   Write-downs of real estate-related investments                           (151,904)            (4,173)                -
- --------------------------------------------------------------------------------------------------------------------------
   Equity in write-downs by joint ventures                                  (111,445)           (87,928)                -
- --------------------------------------------------------------------------------------------------------------------------
        Total real estate-related losses                                    (360,763)          (369,378)         (123,919)
- --------------------------------------------------------------------------------------------------------------------------
Fixed maturities                                                              59,690             11,367             7,771
- --------------------------------------------------------------------------------------------------------------------------
Equity securities                                                             50,333               (428)           12,831
- --------------------------------------------------------------------------------------------------------------------------
Other                                                                         (4,962)            (1,322)           (4,304)
- --------------------------------------------------------------------------------------------------------------------------
    Realized investment loss before income tax                              (255,702)          (359,761)         (107,621)
- --------------------------------------------------------------------------------------------------------------------------
Income tax benefit                                                           (58,145)          (114,442)          (36,612)
- --------------------------------------------------------------------------------------------------------------------------
    Net realized investment loss from continuing operations                 (197,557)          (245,319)          (71,009)
- --------------------------------------------------------------------------------------------------------------------------
Realized investment gain from discontinued operations,
net of tax                                                                    20,726              4,572            73,367
- --------------------------------------------------------------------------------------------------------------------------
Gain on sale of discontinued operations, net of tax                          296,842                  -                 -
- --------------------------------------------------------------------------------------------------------------------------
         Total                                                             $ 120,011          $(240,747)        $   2,358
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------

(in thousands)                                                                                Change in unrealized
- --------------------------------------------------------------------------------------------------------------------------

                                                                                1993               1992              1991
- --------------------------------------------------------------------------------------------------------------------------
Fixed maturities                                                          $  105,523         $  144,954         $ 303,611
- --------------------------------------------------------------------------------------------------------------------------
Equity securities                                                             27,309             21,904            (1,301)
- --------------------------------------------------------------------------------------------------------------------------
    Unrealized gain before income tax                                        132,832            166,858           302,310
- --------------------------------------------------------------------------------------------------------------------------
Income tax (benefit)                                                          44,935             34,794              (845)
- --------------------------------------------------------------------------------------------------------------------------
    Net gain from continuing operations                                       87,897            132,064           303,155
- --------------------------------------------------------------------------------------------------------------------------
Net unrealized gain (loss) from discontinued operations,
net of tax                                                                   (47,292)           (26,626)           72,761
- --------------------------------------------------------------------------------------------------------------------------
        Total                                                             $   40,605         $  105,438         $ 375,916
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------

Kemper Corporation and subsidiaries

DISCONTINUED OPERATIONS

Discontinued operations primarily include the company's property-casualty insurance, reinsurance and risk management subsidiaries. These subsidiaries were divested in 1993.

On August 2, 1993, Kemper Corporation closed a stock exchange transaction with Lumbermens. Under the tax-free exchange transaction, Kemper Corporation received approximately 17.4 million shares of Kemper Corporation common stock previously owned by Lumbermens. In exchange, Lumbermens received Kemper Reinsurance Company and its subsidiaries as well as National Loss Control Service Corporation, with a combined book value of $409.2 million. The tax-free exchange transaction was valued at $610.2 million, resulting in a net gain of $204.7 million. The gain includes $32.4 million of after-tax realized investment gains from disposition of investments in connection with the exchange transaction. The shares received from Lumbermens became treasury shares, reducing Kemper Corporation's book value by $437.9 million. Book value per common share increased approximately $5.46, or 15.5 percent, as a result of this transaction. The transaction reduced Kemper Corporation's common stock then outstanding to approximately 32.5 million shares from 49.9 million shares. Lumbermens' ownership of Kemper Corporation common stock is now approximately
1.25 million shares, or less than 4 percent. In connection with the stock exchange transaction, certain assets (primarily real estate-related) of the reinsurance subsidiary, with a carrying value of approximately $136.3 million at December 31, 1992, were guaranteed by Kemper Corporation. By August 2, 1996, the company and Lumbermens will make a final settlement with respect to such assets based on the above-stated value, taking into account any dispositions of such assets during the three-year period and the gains or losses realized thereon. At December 31, 1993, the guarantee has decreased to $70.1 million ($61.3 million in real estate-related investments) due to dispositions.

On August 31, 1993, the company sold Economy Fire & Casualty Company (Economy) to St. Paul Fire and Marine Insurance Company in a transaction valued at $420 million, and received approximately two-thirds in cash and one-third in assets (primarily real estate-related) distributed from Economy's investment portfolio. The book value of Economy was $305.1 million at the closing date, and an after-tax net gain of $82.9 million was recorded. This gain includes $10.6 million of after-tax realized investment gains from disposition of investments in connection with the sale.

On December 31, 1993, the company sold Federal Kemper Insurance Company (FKI) to Anthem P&C Holdings, Inc. The company received $100 million in the transaction, approximately $95 million in cash and the balance in the form of a property dividend. The book value of FKI was $83.0 million at the closing date, and an after-tax net gain of $9.2 million was recorded. This gain includes $5.1 million of after-tax realized investment gains from disposition of investments in connection with the sale.

The following table sets forth selected financial information regarding the divested companies for the years ended December 31, 1993, 1992 and 1991:


    (in thousands)                                                                       1993           1992           1991
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
    Revenue                                                                          $755,252     $1,186,806     $1,266,658
- ---------------------------------------------------------------------------------------------------------------------------
    Income, net of tax                                                                 25,498         23,794        128,476
- ---------------------------------------------------------------------------------------------------------------------------
    Gain on sale, net of tax                                                          296,842              -              -
- ---------------------------------------------------------------------------------------------------------------------------
    Cumulative effect of changes in accounting principles, net of tax                  14,430        (12,519)             -
- ---------------------------------------------------------------------------------------------------------------------------
         Net income                                                                   336,770         11,275        128,476
- ---------------------------------------------------------------------------------------------------------------------------
    Total investments                                                                       -      1,713,253      1,774,754
- ---------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                            -      2,385,994      2,362,103
 ---------------------------------------------------------------------------------------------------------------------------
    Losses and adjusting expenses                                                           -      1,058,786        896,684
 ---------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                       -      1,601,629      1,591,996
 ---------------------------------------------------------------------------------------------------------------------------
    Net assets                                                                              -        784,365        770,107
 ---------------------------------------------------------------------------------------------------------------------------

                                      54

Kemper Corporation and subsidiaries

UNCONSOLIDATED INVESTEES

Subsidiaries of the company directly hold partnership interests in many real estate joint ventures and a 50 percent ownership in IFTC Holdings, Inc. (IFTC). Also, subsidiaries of each of the company and Lumbermens are partners in a master limited partnership (MLP) formed, effective January 1, 1993, to hold the equity interests each partner's organization previously separately held in joint ventures with Peter B. Bedford or his affiliates (Bedford). The company and Lumbermens each own 50 percent of the MLP.

The company's direct and indirect real estate joint venture investments are accounted for on the equity method, with the company recording its share of the operating results of the respective partnerships. The company recorded 100 percent of the operating results of certain non-MLP partnerships beginning in 1993. The company, as an equity owner, has the ability to fund, and historically has elected to fund, operating requirements of certain of the joint ventures. Consolidation accounting methods are not utilized as the company, in most instances, does not own more than 50 percent, and in any event, major decisions of the partnerships must be made jointly by all partners.

Selected financial information, as of December 31, 1993 and 1992, is presented below separately for the MLP, ventures with the Prime Group, Inc. or its affiliates (Prime), other real estate-related partnerships and IFTC. (See note captioned Concentration of credit risk on page 56.)


                                                                          REAL ESTATE-RELATED
                                          ---------------------------------------------------------------------
                                                                             Prime-related
                                                                         -----------------------
                                                       MLP               Spanish        Domestic         Other
1993                                      (Bedford-related)             projects    partnerships   partnerships      IFTC
- -------------------------------------------------------------------------------------------------------------------------
Revenue                                        $   102,204            $   36,607      $   72,217    $  170,574  $ 62,917
- -------------------------------------------------------------------------------------------------------------------------
Expenses                                           230,503                76,449          88,355       195,729    53,383
- -------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                           (128,299)              (39,842)        (16,138)      (25,155)     9,534
- -------------------------------------------------------------------------------------------------------------------------
Asset write-downs(1)                              (120,163)              (39,274)              -             -          -
- -------------------------------------------------------------------------------------------------------------------------
Net income (loss)                              $  (248,462)           $  (79,116)     $  (16,138)    $ (25,155)  $  9,534
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation share of
operating income (loss)(1)                        $(41,004)           $  (26,000)     $  (12,448)    $ (12,932)  $  4,767
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation share of net
income (loss)(1)                               $  (113,175)           $  (65,274)     $  (12,448)    $ (12,932)  $  4,767
- -------------------------------------------------------------------------------------------------------------------------
Properties at cost, net of depreciation        $ 1,183,848            $  253,321      $  424,681     $ 456,952   $      -
- -------------------------------------------------------------------------------------------------------------------------
Other investments                                        -                     -               -             -    806,437
- -------------------------------------------------------------------------------------------------------------------------
Total assets                                     1,445,662               292,825         551,041       716,904    837,444
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Mortgages, notes payable and
related accrued interest:
- -------------------------------------------------------------------------------------------------------------------------
          Kemper Corporation subsidiaries      $   830,950            $  337,206      $  175,602     $ 246,999   $      -
- -------------------------------------------------------------------------------------------------------------------------
          Lumbermens                               245,890                51,423          17,262        96,352          -
- -------------------------------------------------------------------------------------------------------------------------
          Fidelity Life Association                 65,691                     -               -        14,251          -
- -------------------------------------------------------------------------------------------------------------------------
          Other third parties                      760,093                88,558         285,423       327,967          -
- -------------------------------------------------------------------------------------------------------------------------
Total liabilities                                1,945,642               539,728         565,139       772,859    736,975
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation net investment(1)           $  (221,622)           $  149,849      $  (18,598)    $  (4,372)  $ 50,235
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------

(1) Excluded from the company's share of net income and related net investment is interest expense related to loans by the company which are on nonaccrual and write-downs taken directly by the company.

Included in the immediately preceding and immediately following tables are loans to partnerships or a corporation in which the company holds an equity interest. At December 31, 1993, the company had other joint venture-related loans totaling $265.0 million before reserves, not included in the table above, to partnerships in which the company has options to acquire equity interests or has made loans with additional interest features. Also, at December 31, 1993, the company had joint venture-related loans totaling $146.8 million before reserves, not included in the table above, to partnerships in which Lumbermens and Fidelity Life Association, an affiliate have equity interests. (See note captioned Financial instruments -- off balance-sheet risk on page 61.)

Kemper Corporation and subsidiaries

SELECTED FINANCIAL INFORMATION
(in thousands)                                                  Real estate-related
                                     --------------------------------------------------------------------
                                                                    Prime-related
                                                               -----------------------
                                      Bedford-related     Spanish           Domestic               Other
1992                                     partnerships     projects      partnerships        partnerships          IFTC
- ------------------                   ----------------     ---------     ------------      ---------------        -------
- -------------------------------------------------------------------------------------------------------------------------
Revenue                                $  105,895        $  26,663      $  43,441            $100,216            $ 81,642
- -------------------------------------------------------------------------------------------------------------------------
Expenses                                  274,777           52,945         67,573             117,868              71,972
- -------------------------------------------------------------------------------------------------------------------------
Operating income
(loss)                                   (168,882)         (26,282)       (24,132)            (17,652)              9,670
- -------------------------------------------------------------------------------------------------------------------------
Asset write-downs(1)                      (32,923)         (48,637)             -                   -                   -
- -------------------------------------------------------------------------------------------------------------------------
Net income (loss)                      $ (201,805)       $ (74,919)     $ (24,132)           $(17,652)              9,670
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation
share of operating
income (loss)(1)                       $  (43,876)       $  (5,927)     $ (12,015)           $(10,717)           $  4,835
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation
share of net operating
income (loss)(1)                       $  (76,799)       $ (60,927)     $ (12,015)           $(10,717)           $  4,825
- -------------------------------------------------------------------------------------------------------------------------
Properties at cost,
net of depreciation                    $1,261,384        $ 332,437      $ 442,032            $443,182            $      -
- -------------------------------------------------------------------------------------------------------------------------
Other investments                               -                -              -                   -             686,955
- -------------------------------------------------------------------------------------------------------------------------
Total assets                            1,557,219          381,349        582,738             530,377             725,194
- -------------------------------------------------------------------------------------------------------------------------
Mortgages, notes payable
and related accrued
interest:
- -------------------------------------------------------------------------------------------------------------------------
  Kemper Corporation
    subsidiaries                       $1,045,328        $ 186,683      $ 123,385            $157,855            $      -
- -------------------------------------------------------------------------------------------------------------------------
  Lumbermens                              198,624           46,969         24,045             100,281                   -
- -------------------------------------------------------------------------------------------------------------------------
  Fidelity Life Association                65,294                -              -              40,572                   -
- -------------------------------------------------------------------------------------------------------------------------
  Other third parties                     450,580          247,935        412,056             263,059                   -
- -------------------------------------------------------------------------------------------------------------------------
Total liabilities                       1,796,610          517,898        614,153             591,438             638,569
- -------------------------------------------------------------------------------------------------------------------------
Kemper Corporation
net investment(1)                      $  (89,804)        $ 97,324        $   773            $ (3,173)           $ 43,324
- -------------------------------------------------------------------------------------------------------------------------
(1)Excluded from the company's share or net income and related net investment is interest expense related to loans by the company which are on nonaccrual and write-downs taxed directly by the company.
- -------------------------------------------------------------------------------------------------------------------------

CONCENTRATION OF CREDIT RISK

The company generally strives to maintain a diversified invested asset portfolio; however, certain concentrations of credit risk exist, including mortgage-backed securities and real estate. These concentrations are discussed in Investments beginning on page 29.

The company had $408.9 million (4.9 percent of invested assets and cash), $322.0 million (3.9 percent of invested assets and cash) and $154.7 million (1.9 percent of invested assets and cash) of mortgage loans and other real estate investments in California, Illinois and Spain, respectively, at December 31, 1993. The majority of the Illinois and all of the Spanish loans and other investments are Prime- related. The majority of the California loans and other investments were Bedford-related. In January 1994, Bedford's interests in joint ventures with the company were transferred to the MLP. (See preceding note captioned Unconsolidated investees.)

The company had $398.6 million (4.7 percent of invested assets and cash) of below investment-grade securities (including real estate- related below investment-grade bonds) at December 31, 1993.

The following table shows the amounts of the company's real estate portfolio at December 31, 1993, which consisted of loans to or investments in joint ventures with Bedford/MLP and Prime:


(in millions)
- -------------------------------------------------------------------------
                                              Bedford/MLP          Prime
- -------------------------------------------------------------------------
Mortgage loans                                    $ 592.7       $  404.5
- -------------------------------------------------------------------------
Real estate-related bonds                           123.8           72.7
- -------------------------------------------------------------------------
Other real estate loans                             201.1           25.6
- -------------------------------------------------------------------------
Real estate owned                                    28.6              -
- -------------------------------------------------------------------------
Equity investments                                  (60.8)         286.8
- -------------------------------------------------------------------------
Reserves, write-downs
and foreign currency translation                   (348.3)        (282.9)
- -------------------------------------------------------------------------
 Total                                            $ 537.1       $  506.7
- -------------------------------------------------------------------------

Kemper Corporation and subsidiaries
- --------------------------------------------------------------------------------
INCOME TAX
- --------------------------------------------------------------------------------

Income tax (benefit) is as follows:
- -----------------------------------------------------------------------------------------------------------
                                                                                       1993
- -----------------------------------------------------------------------------------------------------------
                                                                       Current     Deferred        Total
- -----------------------------------------------------------------------------------------------------------
Federal                                                              $  63,302    $ (76,982)    $(13,680)
- -----------------------------------------------------------------------------------------------------------
State                                                                   (6,718)         649       (6,069)
- -----------------------------------------------------------------------------------------------------------
         Total continuing operations                                    56,584      (76,333)     (19,749)
- -----------------------------------------------------------------------------------------------------------
    Discontinued operations                                             43,213       26,862       70,075
- -----------------------------------------------------------------------------------------------------------
    SFAS 109 adoption                                                        -       (2,545)      (2,545)
- -----------------------------------------------------------------------------------------------------------
         Total                                                       $  99,797    $ (52,016)    $ 47,781
- -----------------------------------------------------------------------------------------------------------
                                                                                       1992
- -----------------------------------------------------------------------------------------------------------
Federal                                                              $  18,894    $(100,063)    $(81,169)
- -----------------------------------------------------------------------------------------------------------
State                                                                    3,624        2,855        6,479
- -----------------------------------------------------------------------------------------------------------
         Total continuing operations                                    22,518      (97,208)     (74,690)
- -----------------------------------------------------------------------------------------------------------
Discontinued operations                                                 14,335      (13,897)         438
- -----------------------------------------------------------------------------------------------------------
    SFAS 106 adoption                                                        -      (13,916)     (13,916)
- -----------------------------------------------------------------------------------------------------------
         Total                                                       $  36,853    $(125,021)    $(88,168)
- -----------------------------------------------------------------------------------------------------------
                                                                                       1991
- -----------------------------------------------------------------------------------------------------------
Federal                                                              $  55,265    $ (25,191)    $ 30,074
- -----------------------------------------------------------------------------------------------------------
State                                                                    5,020        1,236        6,256
- -----------------------------------------------------------------------------------------------------------
         Total continuing operations                                    60,285      (23,955)      36,330
- -----------------------------------------------------------------------------------------------------------
Discontinued operations                                                 67,002      (15,678)      51,324
- -----------------------------------------------------------------------------------------------------------
         Total                                                       $ 127,287    $ (39,633)    $ 87,654
- -----------------------------------------------------------------------------------------------------------

    The actual income tax (benefit) for 1993, 1992 and 1991 differed from the "expected" tax (benefit) for those years as displayed below. "Expected" tax (benefit) is computed by applying the U.S. federal corporate tax rate of 35 percent for 1993, and 34 percent for 1992 and 1991 to earnings (loss) from continuing operations before income tax (benefit).

- -----------------------------------------------------------------------------------------------------------
Continuing operations (in thousands):                                       1993         1992       1991
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
Computed "expected" tax (benefit)                                       $(38,201)    $(93,456)   $38,214
- -----------------------------------------------------------------------------------------------------------
Differences between "expected" and actual tax (benefit):
- -----------------------------------------------------------------------------------------------------------
Change in valuation allowance                                             31,378            -          -
- -----------------------------------------------------------------------------------------------------------
State taxes                                                               (7,920)       4,878      3,218
- -----------------------------------------------------------------------------------------------------------
Tax-exempt investment income                                              (2,423)      (2,524)    (2,494)
- -----------------------------------------------------------------------------------------------------------
Tax adjustments                                                           (1,600)      11,000          -
- -----------------------------------------------------------------------------------------------------------
Unutilized capital losses                                                      -        8,286          -
- -----------------------------------------------------------------------------------------------------------
Other, net                                                                  (983)      (2,874)    (2,608)
- -----------------------------------------------------------------------------------------------------------
            Total actual tax (benefit)                                  $(19,749)    $(74,690)   $36,330
- -----------------------------------------------------------------------------------------------------------

                                      57

Kemper Corporation and subsidiaries

INCOME TAX (CONTINUED)

The company adopted SFAS No. 109, Accounting for Income Taxes, as of
January 1, 1993. SFAS 109 establishes new principles for calculating and reporting the effects of income taxes in financial statements. SFAS 109 replaces the income statement orientation inherent in APB Opinion 11 with a balance sheet approach. Under the new approach, deferred tax assets and liabilities are generally determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. SFAS 109 allows recognition of deferred tax assets if future realization of the tax benefit is more likely than not, with a valuation allowance for the portion that is not likely to be realized.

The implementation of SFAS 109 resulted in a one-time increase to earnings of $2.5 million in the first quarter of 1993. The cumulative effect on continuing operations was an expense of $11.9 million and on discontinued operations a benefit of $14.4 million. In 1993 the enacted tax rate increased by 1 percent; the effect of this change on the financial statements was a $3.3 million benefit. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

Upon adoption of SFAS 109, a valuation allowance was established to reduce the deferred federal tax asset related to real estate and other investments to the amount that, based upon available evidence, is, in management's judgment, more likely than not to be realized. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in the company's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. During 1993, the valuation allowance was increased by $31.4 million.

The tax effects of temporary differences that give rise to significant portions of the company's net deferred federal tax asset from continuing operations are as follows:


(in thousands)
- --------------------------------------------------------------------------------------------
                                                              December 31          January 1
Deferred federal tax assets:                                         1993               1993
- --------------------------------------------------------------------------------------------
   Real estate-related                                           $268,699           $172,774
- --------------------------------------------------------------------------------------------
   Life policy reserves                                           134,274            132,879
- --------------------------------------------------------------------------------------------
   Accrued expenses                                                50,359             19,928
- --------------------------------------------------------------------------------------------
   Accrued employee benefits                                       26,663             23,109
- --------------------------------------------------------------------------------------------
   Other investment-related                                        22,071             37,588
- --------------------------------------------------------------------------------------------
   Tax capitalization of deferred acquisition costs                18,100             11,054
- --------------------------------------------------------------------------------------------
   Other                                                           17,436             13,567
- --------------------------------------------------------------------------------------------
        Total deferred federal tax assets                         537,602            410,899
- --------------------------------------------------------------------------------------------
   Valuation allowance                                            (51,503)           (20,125)
- --------------------------------------------------------------------------------------------
        Total deferred federal tax assets after
- --------------------------------------------------------------------------------------------
        valuation allowance                                       486,099            390,774
- --------------------------------------------------------------------------------------------
Deferred federal tax liabilities:
- --------------------------------------------------------------------------------------------
   Deferred insurance acquisition costs                           217,907            196,684
- --------------------------------------------------------------------------------------------
   Unrealized gains on investments                                 81,065             34,970
- --------------------------------------------------------------------------------------------
   Deferred investment product sales costs                         65,426             55,719
- --------------------------------------------------------------------------------------------
   Depreciation and amortization                                   33,754             30,622
- --------------------------------------------------------------------------------------------
   Other investment-related                                         4,673              7,153
- --------------------------------------------------------------------------------------------
   Partnerships                                                     4,606             17,820
- --------------------------------------------------------------------------------------------
   Other                                                           18,112             15,679
- --------------------------------------------------------------------------------------------
         Total deferred federal tax liabilities                   425,543            358,647
- --------------------------------------------------------------------------------------------
Net deferred federal tax asset                                  $  60,556          $  32,127
- --------------------------------------------------------------------------------------------

                                      58

Kemper Corporation and subsidiaries

Income tax (continued)

The net deferred federal tax asset of $60.6 million could increase, becoming material to stockholders' equity if, for example, the level of the company's unrealized capital gains were to decline. The valuation allowance of $51.5 million is subject to future adjustments, based on, among other items, the company's estimates of future operating earnings and capital gains.

Pursuant to the deferred method under APB Opinion 11, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

The sources of deferred tax (benefit) on continuing operations and their tax effect were as follows:


- --------------------------------------------------------------------------------------------------
(in thousands)                                                               1992            1991
- --------------------------------------------------------------------------------------------------
Conversion to generally accepted accounting principles                    $   2,321       $ 15,198
- --------------------------------------------------------------------------------------------------
Deferred investment product sales costs                                      13,529         (6,469)
- --------------------------------------------------------------------------------------------------
Tax capitalization of policy acquisition costs                               (4,201)        (3,015)
- --------------------------------------------------------------------------------------------------
Life policy benefit reserves tax adjustment                                   4,005          3,646
- --------------------------------------------------------------------------------------------------
Special charges and arbitration award                                         5,659         12,348
- --------------------------------------------------------------------------------------------------
Unrealized gain on securities owned
by securities brokerage operations                                              687          4,666
- --------------------------------------------------------------------------------------------------
Leasing transactions                                                          6,220         10,062
- --------------------------------------------------------------------------------------------------
Losses of Kemper/Bedford Properties, Inc.                                   (18,490)        (2,521)
- --------------------------------------------------------------------------------------------------
Unutilized capital losses                                                     8,286              -
- --------------------------------------------------------------------------------------------------
Impairment losses on investments                                             (7,761)       (11,772)
- --------------------------------------------------------------------------------------------------
Real estate reserves                                                       (108,879)       (38,674)
- --------------------------------------------------------------------------------------------------
Tax adjustments                                                              11,000              -
- --------------------------------------------------------------------------------------------------
Other, net                                                                   (9,584)        (7,424)
- --------------------------------------------------------------------------------------------------
    Total                                                                 $ (97,208)      $(23,955)
- --------------------------------------------------------------------------------------------------

The tax returns through the year 1986 have been examined by the Internal Revenue Service (IRS). Changes proposed are not material to the company's financial position. The tax returns for the years 1987 through 1990 are currently under examination by the IRS.

    Kemper Corporation and subsidiaries
    ---------------------------------------------------------------------------

    LONG-TERM DEBT AND NOTES PAYABLE

    Long-term debt (which consists primarily of the company's $200.0 million of 6.875 percent Notes Due 2003, $110.75 million of 8.80 percent Notes Due 1998 and $65.5 million of its medium-term notes), maturity and annual weighted average interest rate, are:


    (in thousands)
    ---------------------------------------------------------------------------
    Maturity                    Principal     Interest rate
    ---------------------------------------------------------------------------
    1995                        $  34,711               9.0%
    ---------------------------------------------------------------------------
    1996                            5,022               5.8
    ---------------------------------------------------------------------------
    1997                            6,839               6.9
    ---------------------------------------------------------------------------
    1998                          120,839               8.8
    ---------------------------------------------------------------------------
    2003                          200,000               6.9
    ---------------------------------------------------------------------------
    Other                          26,567               8.8
    ---------------------------------------------------------------------------
      Total                      $393,978               7.8%
    ---------------------------------------------------------------------------

    The company has outstanding short-term loans with banks and other creditors. Kemper Corporation previously had an $80 million line of credit with Lumbermens, which at December 31, 1993, was unused. On January 12, 1994, the company and Lumbermens mutually agreed to cancel this line of credit.

    The company maintains $325.0 million of committed lines of credit with banks, with $162.5 million expiring November 1, 1994, and $162.5 million expiring November 1, 1996. The interest rates generally vary with short-term bank corporate rates. The lines are unused and fully available.

    The fair value of long-term debt is estimated by discounting the scheduled cash flows using the current rates offered to the company for debt of the same remaining maturities. The fair value is estimated at $423.6 million.

    ---------------------------------------------------------------------------

    CONVERTIBLE DEBENTURES OF SUBSIDIARY

    The company had outstanding $45.7 million and $78.9 million of convertible debentures issued by Kemper Financial Companies, Inc. (KFC) at December 31, 1993 and 1992, respectively. Debentures bear interest at a fluctuating rate per annum, which on average approximates prime. Interest on the debentures is payable quarterly. The debentures mature in the sixth through tenth year from the date issued. The future maturity payments required based upon debentures outstanding as of December 31, 1993, are as follows: 1994, $6.7 million; 1995, $8.8 million; 1996, $10.9 million;
    1997-2000, $19.3 million.

    At its option, KFC may call the debentures in connection with a public offering of its common stock or at any time on or after the fifth anniversary of the date the debentures were issued. At December 31, 1993, $24.3 million of the debentures are subject to KFC's right to call.

    The fair value of convertible debentures approximates the carrying value.

    ---------------------------------------------------------------------------

    STOCKHOLDERS' EQUITY-RETAINED EARNINGS

    Retained earnings includes $41.7 million in gross undistributed income of unconsolidated companies, net of income tax, at December 31, 1993.

    Dividend distributions to Kemper Corporation from subsidiaries are restricted as to the amount that may be paid without prior notice or approval by regulatory authorities in the asset management, securities brokerage and life insurance industries. The maximum dividend distribution that can be made by subsidiaries during 1994 without prior approval is $150.0 million.

    The amount actually paid in cash to Kemper Corporation during 1993 was $73.8 million.

    Net income and stockholder's equity as determined in accordance with statutory accounting principles for the company's life insurance subsidiaries are as follows:


    ---------------------------------------------------------------------------
    (in thousands)                    1993               1992              1991
    ---------------------------------------------------------------------------
    Net income (loss)             $   5,020         $(155,380)         $ 40,836
    ---------------------------------------------------------------------------
    Statutory surplus             $ 538,733         $ 444,460          $495,575
    ---------------------------------------------------------------------------

    The company's life insurance subsidiaries' statutory capital positions are in excess of levels calling for regulatory action.

    Kemper Corporation and subsidiaries
    --------------------------------------------------------------------------

    COMMITMENTS AND CONTIGENT LIABILITIES

    The company has operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 1993. The future minimum rental payments required under such leases are as follows:
    1994, $50.5 million; 1995, $52.6 million; 1996, $49.2 million; 1997, $36.1 million; 1998, $29.5 million; 1999-2004, $135.3 million. Rental expenses associated with operating leases were $64.1 million, $60.6 million and $48.0 million for 1993, 1992 and 1991, respectively. (See note captioned Related-party transactions on page 49.)

    The company is involved in various legal actions for which it establishes liabilities where appropriate. In the opinion of the company's management, based upon the advice of legal counsel, the resolution of such litigation is not expected to have a material adverse effect on the consolidated financial statements.

    See note captioned Financial instruments-off-balance-sheet risk below for a discussion regarding the company's loan commitments and standby financing agreements.

    --------------------------------------------------------------------------

    FINANCIAL INSTRUMENTS-OFF-BALANCE-SHEET RISK

    At December 31, 1993, the company had loan commitments and standby financing agreements totaling $ 636.8 million to support the financing needs of various real estate investments. To the extent these arrangements are called upon, amounts loaned would be secured by assets of the joint ventures, including first mortgage liens on the real estate. The company's criteria in making these arrangements are the same as for its mortgage loans and other real estate investments. The company presently expects to fund approximately $294.8 million of these arrangements.
    These commitments are included in the company's analysis of real estate-related reserves and write-downs. The fair values of loan commitments and standby financing agreements are estimated in conjunction with and using the same methodology as the fair value estimates of mortgage loans and other real estate-related investments.

    In the normal course of business, the brokerage operations execute and finance numerous securities transactions. These activities may expose the company to off-balance-sheet risk in the event that the customer or counterparty is unable to fulfill its contractual obligations. The company manages the risks associated with customer business by requiring customers to maintain margin collateral in compliance with regulatory guidelines. Required margin levels are monitored daily, and when necessary, customers are required to deposit additional collateral or to reduce positions. Credit limits are also employed to manage clients' activities in relation to futures transactions.

    Securities sold, not yet purchased, represent obligations of the company to deliver the specified security at the contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the company's ultimate obligation to satisfy the sale of securities sold, not yet purchased, may exceed the amount in the financial statements reflected at then current values.

    To hedge exposures, the brokerage operations use forward and futures contracts that contain varying degrees of off-balance-sheet risk whereby changes in the market values of the underlying securities or other financial instruments may be in excess of the amounts reflected in the financial statements.

    In addition to the hedging performed by the securities brokerage operations, the company has also used, to a limited extent, derivative securities (futures, options and forward contracts) to hedge specific investments or other actual or potential transactions. Given such limited use of such derivative securities, and considering that such use is designed to reduce risk, the company has not had, and does not anticipate having, any material adverse effects on its financial statements resulting from its current hedge positions.

    In order to reduce interest expense on a joint venture real estate project, the company has entered into two interest rate swap agreements. The notional amount outstanding on the swap agreements was $206 million as of December 31, 1993. The fair value of the interest rate swaps was estimated by discounting the projected interest rate spread. The fair value at December 31, 1993, of this future investment income is estimated to be $12.6 million while the carrying value is $0.

Kemper Corporation and subsidaries

- ---------------------------------------------------------------------------------------------------------------------------------
COMPUTATION OF CONSOLIDATED NET INCOME (LOSS) PER SHARE
- ---------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                                           Year Ended December 31
- ---------------------------------------------------------------------------------------------------------------------------------
PRIMARY                                                                                 1993           1992            1991
Net income (loss) from continuing operations                                          $(101,284)    $(214,675)       $  76,063
- ---------------------------------------------------------------------------------------------------------------------------------
Add back: Dividends on redeemable securities of subsidiary*                                   -             -                -
- ---------------------------------------------------------------------------------------------------------------------------------
          Interest and amortization expense on convertible
          debentures of subsidiary, net of tax*                                               -             -                -
- ---------------------------------------------------------------------------------------------------------------------------------
Deduct:   Employee interests in subsidiary, assuming full conversion*                         -             -                -
          Dividends on preferred stock                                                   18,659             -                -
- ---------------------------------------------------------------------------------------------------------------------------------
 Adjusted                                                                              (119,943)     (214,675)          76,063
- ---------------------------------------------------------------------------------------------------------------------------------
Net income from discontinued operations                                                 336,771        11,275          128,476
- ---------------------------------------------------------------------------------------------------------------------------------
     Net income (loss) applicable to common stockholders                              $ 216,828     $(203,400)       $ 204,539
- ---------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                                               42,519        48,840           48,009
- ---------------------------------------------------------------------------------------------------------------------------------
Weighted average convertible preferred shares expressed as
common share equivalents outstanding                                                        311            **               85
- ---------------------------------------------------------------------------------------------------------------------------------
   Weighted average common and equivalent shares outstanding                             42,830        48,840           48,094
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share:
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                              $   (2.52)    $   (4.10)       $    1.58
- ---------------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                                        7.52          0.49             2.67
- ---------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before cumulative effect of changes in
    accounting principles                                                                  5.00         (3.61)            4.25
- ---------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles, net of tax                          0.06         (0.55)               -
- ---------------------------------------------------------------------------------------------------------------------------------
    Net income (loss) per share                                                       $    5.06     $   (4.16)       $    4.25
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

FULLY DILUTED

- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stockholders (from above)                      $ 216,828     $(203,400)       $ 204,539
- ---------------------------------------------------------------------------------------------------------------------------------
Add back: Dividends on convertible preferred stock                                        9,909             -                -
- ---------------------------------------------------------------------------------------------------------------------------------
     Net income (loss) applicable to common stockholders
     on a fully converted basis                                                       $ 226,737     $(203,400)       $ 204,539
- ---------------------------------------------------------------------------------------------------------------------------------
Weighted average common and equivalent shares outstanding
(from above)                                                                             42,830        48,840           48,094
- ---------------------------------------------------------------------------------------------------------------------------------
Add back:  Weighted average convertible preferred shares
           expressed as common shares outstanding                                         3,756             -                -
- ---------------------------------------------------------------------------------------------------------------------------------
    Weighted average common and equivalent shares outstanding
    on a fully converted basis                                                           46,586        48,840           48,094
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share:
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                              $   (2.11)    $   (4.10)       $    1.58
- ---------------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                                        6.92          0.49             2.67
- ---------------------------------------------------------------------------------------------------------------------------------
    Income  (loss) before cumulative effect of  changes in
    accounting principles                                                                  4.81         (3.61)            4.25
- ---------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles, net of tax                          0.06         (0.55)               -
- ---------------------------------------------------------------------------------------------------------------------------------
   Net income (loss) per share                                                        $    4.87     $   (4.16)       $    4.25
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------


* The effect of these items in 1993, 1992 and 1991 is antidilutive; accordingly, net income is not adjusted.
** The effect of this item in 1992 is antidilutive; accordingly, it is not used.

Kemper Corporation and subsidiaries


    EMPLOYEE BENEFIT PLANS

    Kemper Corporation and its subsidiaries maintain several defined benefit pension plans. The plans are noncontributory, and benefits are based upon an employee's career average benefit accrual, with an alternative minimum benefit formula based upon years of participation and final average pay. Vesting occurs after five years of service. The company's funding policy for qualified pension plans is to contribute, at a minimum, the equivalent of the amount required under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

    The expected long-term rate of return on plan assets was 8.5 percent for both 1993 and 1992. The discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation was 7.0 percent for 1993 and 7.5 percent for 1992. The salary scale used for both 1993 and 1992 was 9.0 percent, 7.5 percent and 6.0 percent dependent on age group, respectively. Plan assets are held primarily in various separate accounts. These accounts are invested in stocks and bonds of entities unrelated to Kemper Corporation.

    With the divestitures of Economy and FKI, the retirement plans for each respective company ceased accruing benefits, and all employees participating in the plans became fully vested. Upon curtailment of the plans, the company recognized an immaterial loss, which is included in the gain from disposal of the businesses. The company will fund any additional amounts necessary to provide benefits accrued up to the Economy and FKI divestiture dates. The liability for the pension plans of other divested operations was transferred with the companies. (See note captioned Discontinued operations on page 54.)

    Expenses of other employee benefit plans, excluding postretirement benefits, for the three years ended December 31, 1993, are as follows:


(in thousands)                        1993      1992      1991
- ----------------------------------------------------------------
Profit-sharing plans                 $23,817   $20,005   $15,641
- ----------------------------------------------------------------
Health care and life
insurance                             22,242    24,421    16,929
- ----------------------------------------------------------------
   Total continuing                  $46,059   $44,426   $32,570
- ----------------------------------------------------------------
- ----------------------------------------------------------------

Components of pension expense are:

                                                           Year Ended December 31
- ----------------------------------------------------------------------------------------
(in thousands)                                          1993        1992        1991
- ----------------------------------------------------------------------------------------
    Service costs                                      $   755      $   707      $   585
- ----------------------------------------------------------------------------------------
    Interest costs on projected benefit
    obligations                                            676          585          484
- ----------------------------------------------------------------------------------------
    Actual return on assets                             (1,445)         300       (2,187)
- ----------------------------------------------------------------------------------------
    Net amortization and deferral                          799         (913)       1,628
- ----------------------------------------------------------------------------------------
       Net pension expense for continuing operations   $   785      $   679      $   510
- ----------------------------------------------------------------------------------------


The funded status of the plans at December 31, 1993 and 1992 was as follows:

- --------------------------------------------------------------------------------------------------
(in thousands)                                                                   1993     1992
- --------------------------------------------------------------------------------------------------
Continuing operations
- --------------------------------------------------------------------------------------------------
   Actuarial present value of vested benefit obligations                       $ 6,948    $ 5,871
- --------------------------------------------------------------------------------------------------
   Actuarial present value of accumulated benefit obligations                  $ 7,253    $ 6,056
- --------------------------------------------------------------------------------------------------
Plan assets at fair value                                                      $ 8,642    $ 7,287
- --------------------------------------------------------------------------------------------------
Actuarial present value of projected benefit obligations                        10,543      8,277
- --------------------------------------------------------------------------------------------------
Projected benefit obligations in excess of assets                               (1,901)      (990)
- --------------------------------------------------------------------------------------------------
Unamortized net assets existing at the date of
initial application of SFAS 87                                                    (465)      (506)
- --------------------------------------------------------------------------------------------------
Unrecognized net loss from actuarial experience since
initial application of SFAS 87                                                     447        363
- --------------------------------------------------------------------------------------------------
   Accrued pension expense for continuing operations                           $(1,919)   $(1,133)
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------


                                      63

Kemper Corporation and subsidiaries

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The company sponsors a welfare plan that provides medical and life insurance benefits to its retired and active employees. The company is self insured, and the plan is not funded. The medical plan provides for medical insurance benefits at retirement, with eligibility based upon age and the participant's number of years of participation attained at retirement. The plan is contributory for pre-Medicare retirees, and will be contributory for all retiree coverage for most current employees, with contributions generally adjusted annually. Postretirement life insurance benefits are noncontributory and are limited to $10,000 per participant.

The discount rate used in determining the postretirement benefit obligation was 7 percent and 8 percent for 1993 and 1992, respectively. The assumed health care trend rate used was based on projected experience for 1993 and 1994, 10 percent in 1995, gradually declining to 6 percent by the year 1999 and remaining at that level thereafter.

The status of the plan as of December 31, 1993 and 1992, was as follows:

(in thousands)
- -------------------------------------------------------------------
Accumulated postretirement
benefit obligation:                                 1993       1992
- -------------------------------------------------------------------
Retirees                                         $13,781    $10,406
- -------------------------------------------------------------------
Fully eligible active plan participants            6,488      5,439
- -------------------------------------------------------------------
Other active plan participants                     7,918      8,660
- -------------------------------------------------------------------
Unrecognized gain from
actuarial experience                              (1,353)         -
- -------------------------------------------------------------------
   Accrued liability                             $26,834    $24,505
- -------------------------------------------------------------------

(in thousands)
- -------------------------------------------------------------------
Components of the net periodic
postretirement benefit cost                        1993       1992
- -------------------------------------------------------------------
Service cost-benefits attributed
to service during the period                     $1,253     $1,602
- -------------------------------------------------------------------
Interest cost on accumulated
postretirement benefit obligations                1,850      1,757
- -------------------------------------------------------------------
   Total continuing                               3,103      3,359
- -------------------------------------------------------------------
Discontinued operations                           1,735      2,751
- -------------------------------------------------------------------
   Total                                         $4,838     $6,110
- -------------------------------------------------------------------

A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 and 1992, by $4.7 million and $4.0 million, respectively, and the net postretirement health care interest and service costs for the years ended December 31, 1993 and 1992 by $0.7 million and $0.5 million, respectively.


STOCK OPTION PLANS

Stock option prices are not less than the fair market value at the date of grant. Generally, shares underlying the options are subject to exercise in installments of one-third or one-fourth beginning with the first anniversary of the grant. The options generally expire after ten years. At December 31, 1993,
3.6 million option shares remained available for future grants. If all shares exercisable were exercised, the company would receive proceeds of $40.9 million.

                                      Option price          Option
                                         per share          shares
- --------------------------------------------------------------------
Outstanding
December 31, 1992                      $12.88-43.00        2,238,026
- --------------------------------------------------------------------
Granted                                $38.38-41.75        1,481,100
- --------------------------------------------------------------------
Cancelled                              $25.50-43.00           38,550
- --------------------------------------------------------------------
Exercised                              $12.88-36.25          469,565
- --------------------------------------------------------------------
Outstanding
December 31, 1993                      $12.88-43.00        3,211,011
- --------------------------------------------------------------------
Exercisable
December 31, 1993                      $12.88-43.00        1,333,244
- --------------------------------------------------------------------


Kemper Corporation and Subsidiaries


Reinsurance

In the ordinary course of business, the life insurance subsidiaries enter into reinsurance agreements for the purpose of limiting their exposure to loss on any one single insured or to diversify their risk and limit their overall financial exposure to certain blocks of fixed-rate annuities. For individual life products, the life insurance subsidiaries generally retain only the first $300,000 (face amount) on the life of any one individual, with the excess portions of life insurance risk ceded to reinsurers. For its fixed-rate annuity reinsurance agreements, the life insurance subsidiaries generally cede 100 percent of the related annuity liabilities. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the life insurance subsidiaries, they do not discharge the life insurance subsidiaries from their primary liability and obligations to policyholders. As such, these amounts paid or deemed to have been paid are recorded on the company's balance sheet as reinsurance recoverables and ceded life policy benefits beginning in 1993, due to the adoption of SFAS 113.

The following is a summary of reinsurance activities for the three years ended December 31:

(in thousands)                       1993        1992         1991
- --------------------------------------------------------------------
Direct business                    $212,055    $198,784     $178,556
- --------------------------------------------------------------------
Reinsurance
assumed                                 115          98          235
- --------------------------------------------------------------------
Reinsurance
ceded                               (54,503)    (62,960)     (54,862)
- --------------------------------------------------------------------
Insurance
premium income                     $157,667    $135,922     $123,929
- --------------------------------------------------------------------

The following is a summary of life insurance in force at December 31:

(in billions)            1993         1992        1991
- -------------------------------------------------------
Direct and assumed       $91.3        $84.2       $73.4
- -------------------------------------------------------
Ceded                     27.5         25.0        22.4
- -------------------------------------------------------

In 1992 and 1991, Kemper Investors Life Insurance Company (KILICO) entered into 100 percent indemnity reinsurance agreements for $515.7 million and $416.3 million, respectively, of its fixed-rate annuity liabilities with Fidelity Life Association (FLA). FLA is a mutual insurance company that shares common management with KILICO and Federal Kemper Life Assurance Company (FKLA) and certain common board members with the company. The 1992 reinsurance agreement resulted in the sale to FLA of approximately $500 million of certain assets, including $151 million of mortgage loans. The 1991 reinsurance agreement resulted in the transfer of approximately $400 million in cash.
These transactions are net of ceding commissions of approximately $12 million and $10 million in 1992 and 1991, respectively, retained by KILICO. FLA also is the primary reinsurer of the mortality coverages issued by FKLA. As of December 31, 1993, the reinsurance recoverable related to the fixed-rate annuity liabilities and the life products ceded to FLA amounted to approximately $746 million and $48 million, respectively.

Cash flow information

The company defines cash as cash and money market accounts, and certain highly liquid short-term investments with original maturities of three months or less held by the brokerage firm subsidiaries.

Not reflected in the statement of cash flows are rollovers of mortgage loans, other loans and investments totaling $213.4 million, $240.8 million and $126.7 million in 1993, 1992 and 1991, respectively. Also not reflected in the statement of cash flows for 1993 is the acquisition of 17.4 million treasury shares valued at $610.2 million. (See note captioned Discontinued operations on page 54.)

Reflected in the statement of cash flows is the 1992 sale of $515.7 million of reinsured life reserves for which the company delivered an investment portfolio that included $151.4 million of mortgage loans, $294.8 million of fixed maturities and $69.5 million of other investments.

Federal income tax paid for the three years ended December 31, 1993, 1992 and 1991 amounted to $94.5 million, $95.0 million and $91.9 million, respectively. Interest payments for the same three years totaled $67.8 million, $81.1 million and $81.2 million, respectively.

Kemper Corporation and subsidiaries

UNAUDITED INTERIM FINANCIAL INFORMATION
- --------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                                    Three Months Ended
- --------------------------------------------------------------------------------------------------------------------------
1993                                                           March 31      June 30        September 30     December 31
- -------------------------------------------------------------------------------------------------------------------------
    Total revenue                                             $ 419,207      $385,034        $ 242,379      $ 502,554
- --------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income tax                             $   2,179      $(42,477)       $(165,124)     $  96,275
- --------------------------------------------------------------------------------------------------------------------------
Income tax (benefit)                                              7,068       (17,828)         (46,300)        37,311
- --------------------------------------------------------------------------------------------------------------------------
    Income (loss) from continuing operations                     (4,889)      (24,649)        (118,824)        58,964
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                       14,634        (1,926)         281,182         28,450
- --------------------------------------------------------------------------------------------------------------------------
    Income (loss) before SFAS 109                                 9,745       (26,575)         162,358         87,414
- --------------------------------------------------------------------------------------------------------------------------
Cumulative effect of SFAS 109                                     2,545             -                -              -
- --------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                         $  12,290      $(26,575)       $ 162,358      $  87,414
- --------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share:
- --------------------------------------------------------------------------------------------------------------------------
PRIMARY
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                      $   (0.14)     $  (0.59)       $   (3.24)     $    1.60
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                         0.30         (0.04)            7.29           0.86
- --------------------------------------------------------------------------------------------------------------------------
    Income (loss) before SFAS 109                                  0.16         (0.63)            4.05           2.46
- --------------------------------------------------------------------------------------------------------------------------
Cumulative effect of SFAS 109                                      0.05             -                -              -
- --------------------------------------------------------------------------------------------------------------------------
    Net income (loss) per share                               $    0.21      $  (0.63)       $    4.05      $    2.46
- --------------------------------------------------------------------------------------------------------------------------
Average common and equivalent shares outstanding                 49,404        49,670           38,557         33,078
- --------------------------------------------------------------------------------------------------------------------------
FULLY DILUTED
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                      $   (0.14)     $  (0.59)       $   (2.74)     $    1.47
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                         0.30         (0.04)            6.37           0.74
- --------------------------------------------------------------------------------------------------------------------------
    Income (loss) before SFAS 109                                  0.16         (0.63)            3.63           2.21
- --------------------------------------------------------------------------------------------------------------------------
Cumulative effect of SFAS 109                                      0.05             -                -              -
- --------------------------------------------------------------------------------------------------------------------------
    Net income (loss) per share                               $    0.21      $  (0.63)       $    3.63      $    2.21
- --------------------------------------------------------------------------------------------------------------------------
Average common and equivalent shares outstanding
on a fully diluted basis                                         49,404        49,670           44,119         38,662
- --------------------------------------------------------------------------------------------------------------------------
    1992                                                      March 31         June 30        September 30   December 31
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
   Total revenue                                              $ 467,125        $ 428,787         $ 425,691     $ 182,121
- --------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income tax                             $  22,014        $  (7,626)        $   2,292     $(291,551)
- --------------------------------------------------------------------------------------------------------------------------
Income tax (benefit)                                             12,099            5,862             1,903       (94,554)
- --------------------------------------------------------------------------------------------------------------------------
   Income (loss) from continuing operations                       9,915          (13,488)              389      (196,997)
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                       19,214            2,748             3,040        (1,208)
- --------------------------------------------------------------------------------------------------------------------------
   Income (loss) before SFAS 106                                 29,129          (10,740)            3,429      (198,205)
- --------------------------------------------------------------------------------------------------------------------------
Cumulative effect of SFAS 106                                   (27,013)               -                 -             -
- --------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                          $   2,116        $ (10,740)        $   3,429     $(198,205)
- --------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share (primary and fully diluted):
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                      $    0.20        $   (0.27)        $    0.01     $   (4.00)
- --------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                         0.40             0.05              0.06         (0.02)
- --------------------------------------------------------------------------------------------------------------------------
   Income (loss) before SFAS 106                                   0.60            (0.22)             0.07         (4.02)
- --------------------------------------------------------------------------------------------------------------------------
Cumulative effect of SFAS 106                                     (0.56)               -                 -             -
- --------------------------------------------------------------------------------------------------------------------------
   Net income (loss) per share                                $    0.04        $   (0.22)        $    0.07     $   (4.02)
- --------------------------------------------------------------------------------------------------------------------------
Average common and equivalent shares outstanding                 48,508           48,680            48,896        49,271
- --------------------------------------------------------------------------------------------------------------------------

Kemper Corporation and subsidiaries

SEGMENT INFORMATION

Continuing operations include the following segments: asset management, life insurance, securities brokerage and real estate. The company's segmentation was redefined in 1993, and the 1992 and 1991 presentations have been restated. The principal products and services of these segments are as follows:

Asset management
Financial products and investment management services.

Life insurance
Variable-rate and fixed-rate annuities and interest-sensitive, term and other life insurance.

Securities brokerage
Trading, research and investment banking services.

Real estate
Ownership, development and management of real estate-related investments.

Other operations and corporate
The other operations and corporate category primarily includes the holding company's net expenses.

Summarized financial information for these segments is as follows:


(in thousands)                          1993           1992              1991
- --------------------------------------------------------------------------------
REVENUE
- --------------------------------------------------------------------------------
Asset management                  $   515,702     $   525,058       $   492,390
- --------------------------------------------------------------------------------
Life insurance                        726,518         688,448           803,378
- --------------------------------------------------------------------------------
Securities brokerage                  673,732         677,464           663,721
- --------------------------------------------------------------------------------
Real estate                          (338,077)       (309,274)          (57,479)
- --------------------------------------------------------------------------------
Other operations and corporate         31,937          12,946            12,753
- --------------------------------------------------------------------------------
Eliminations                          (60,638)        (90,918)          (98,920)
- --------------------------------------------------------------------------------
    Total                         $ 1,549,174     $ 1,503,724       $ 1,815,843
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

EARNINGS (LOSS) FROM CONTINUING OPERATIONS, BEFORE INCOME TAX AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

- --------------------------------------------------------------------------------
Asset management                  $   131,491     $   137,225       $   129,374
- --------------------------------------------------------------------------------
Life insurance                        128,714         (23,605)           68,633
- --------------------------------------------------------------------------------
Securities brokerage                   (1,476)        (27,562)            6,558
- --------------------------------------------------------------------------------
Real estate                          (346,197)       (316,813)          (61,625)
- --------------------------------------------------------------------------------
Other operations and corporate        (21,679)        (44,116)          (30,547)
- --------------------------------------------------------------------------------
    Total                         $  (109,147)    $  (274,871)      $   112,393
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
ASSETS
- --------------------------------------------------------------------------------
Asset management                  $   581,215     $   510,133       $   439,886
- --------------------------------------------------------------------------------
Life insurance                     11,576,647      10,003,714        10,124,315
- --------------------------------------------------------------------------------
Securities brokerage                1,645,058       2,017,562         1,794,134
- --------------------------------------------------------------------------------
Real estate                           186,900         (16,529)          (24,661)
- --------------------------------------------------------------------------------
Other operations and corporate        423,113         186,805           266,061
- --------------------------------------------------------------------------------
Net assets of discontinued operations       -         784,365           770,107
- --------------------------------------------------------------------------------
Eliminations                         (374,808)       (309,775)         (265,261)
- --------------------------------------------------------------------------------
     Total                        $14,038,125     $13,176,275       $13,104,581
- --------------------------------------------------------------------------------

                                      67

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

KPMG PEAT MARWICK

The Board of Directors and Stockholders
of Kemper Corporation:

We have audited the consolidated balance sheet of Kemper Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kemper Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, effective January 1, 1993 the company changed its method of accounting for impairment of loans receivable to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and changed its method of accounting for income taxes to adopt the provisions of SFAS No. 109,
Accounting for Income Taxes.   Also, as discussed in the notes, the company
adopted the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions in 1992.

/s/ KPMG PEAT MARWICK


Chicago, Illinois
March 7, 1994


                                      68